SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [_]

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[_]	Definitive Additional Materials
[_]	Soliciting Material under § 240.14a-12

AMERON INTERNATIONAL CORPORATION
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(Name of Registrant as Specified in Its Charter)
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERON INTERNATIONAL CORPORATION ___________________________ NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ___________________________

To the stockholders:

     The 2011 Annual Meeting of Stockholders (the "Annual Meeting") of Ameron International Corporation, a Delaware corporation (the "Company") will be held at The Pasadena Hilton Hotel, 168 South Los Robles Avenue, Pasadena, California 91101, on March 30, 2011, at 10:00 a.m. for the following purposes:

1.	To elect two directors to hold office for a term of three years, or until their successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2011.

3.
To consider a non-binding resolution to approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 proxy statement.

4.
To consider a non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on February 15, 2011, as the record date for the determination of the stockholders entitled notice of, and to vote at, the Annual Meeting and any adjournments thereof.

***CAUTION***

Please note that a stockholder, Barington Companies Equity Partners, L.P., a Delaware limited partnership (with its affiliates, “Barington”) the beneficial owner of approximately 1.3% of the Company’s outstanding Common Stock, provided notice that it intended to nominate two nominees in opposition to the Board’s recommended director nominees at the Annual Meeting; however, Barington’s preliminary proxy statement, filed with the Securities and Exchange Commission on February 18, 2011, indicates that it plans to nominate only a single nominee (the “Barington Nominee”). You may receive proxy solicitation materials from Barington or other persons or entities affiliated with Barington, including an opposition proxy statement and proxy card. The Barington Nominee is NOT endorsed by the Board.  The Board urges you to vote FOR ALL of our nominees for director:  James S. Marlen and David Davenport, on the enclosed GOLD proxy card.  The Board also urges you NOT to sign or return any white proxy card sent to you by Barington. Even if you have previously signed a white proxy card sent by Barington, you have the right to change your vote by signing, dating and mailing the enclosed GOLD proxy card in the postage-paid envelope provided.  Only the latest-dated proxy card you submit will be counted.

Leonard J. McGill
Secretary

March 1, 2011

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card. Please use the accompanying return envelope, which requires no postage if mailed in the United States.

Alternatively, if you beneficially own shares held in "street name" through a bank, broker or other nominee, you may vote your shares by telephone or Internet by following the instructions on the proxy/voting instruction form. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a legal proxy issued in your name from that record holder.

THE BOARD URGES YOU NOT TO SIGN ANY WHITE PROXY CARDS SENT TO YOU BY BARINGTON. IF YOU HAVE PREVIOUSLY SIGNED A WHITE PROXY CARD SENT TO YOU BY BARINGTON, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD PROXY CARD IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be held on March 30, 2011:

The Company’s Proxy Statement and Annual Report to Stockholders will be available online at
http://www.ezodproxy.com/ameron/2011

If you have any questions or need assistance voting your shares, please call,

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902

1-800-607-0088 (toll free)
Or
1-203-658-9400 (call collect)
Ameron.Info@morrowco.com

AMERON INTERNATIONAL CORPORATION

245 South Los Robles Avenue
Pasadena, California 91101

___________________________

PROXY STATEMENT
March 1, 2011
___________________________

General

     This proxy statement is furnished in connection with the solicitation of proxies by Ameron International Corporation (the "Company") for use at the 2011 Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to stockholders on or about March 1, 2011.

     The record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting is February 15, 2011. On such date, there were issued, outstanding and entitled to vote, 9,280,912 shares of common stock, par value $2.50 per share, of the Company (the "Common Stock"). Every stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that stockholders may cumulate their votes in the election of directors as discussed below under "Election of Directors." The Common Stock is the only class of voting stock outstanding.

Proxies

     Please sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to the exercise thereof. A proxy can be revoked by filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given, will be voted:
  FOR the election of the two nominees for director named herein;

  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2011;

  FOR approval of the non-binding resolution to approve the compensation of the Company’s Named Executive Officers (“NEOs”), as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 Annual Meeting proxy statement; and

  FOR approval of a non-binding resolution to select an annual frequency (i.e., every year) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation.
     The named proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Transaction of Business

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock as of the record date is required for the transaction of business. This is called a "quorum." A stockholder's shares are counted as present at the Annual Meeting if the stockholder is present at the Annual Meeting and votes in person, or if a proxy has been properly submitted by the stockholder or on the stockholder's behalf. Both abstentions and broker non-votes will be counted for the purposes of the determination of the presence or absence of a quorum at the Annual Meeting.

     "Broker non-votes" are shares of Common Stock held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. While the shares of Common Stock that reflect "broker non-votes" are considered to be present and entitled to vote for the purposes of determining a quorum and may be entitled to vote on other matters, for purposes of determining the outcome of any matter as to which the broker or nominee does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter.

     Brokers do not have authority to vote your shares without your instructions for the election of directors or on any contested matter. Under current New York Stock Exchange (“NYSE”) rules, uninstructed brokers would have discretionary voting power for ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm (Item 2). Uninstructed brokers would not have discretionary voting power for the election of directors (Item 1), the advisory vote on executive compensation (Item 3), or the advisory vote on the frequency with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation (Item 4).

Vote Required and Treatment of Votes for each Proposal

     Assuming a quorum is present in person or by proxy at the Annual Meeting:
  The two nominees for director receiving the greatest number of votes cast will be elected. Abstentions are not counted for purposes of election of directors.

  To be ratified, the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm must receive the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the effect of negative votes.

  To be approved, the non-binding resolution to approve the compensation of the Company’s Named Executive Officers must receive the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the effect of negative votes.

  To be approved as the frequency with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation, the choice among the four choices included in the resolution which receives the highest number of votes will be deemed the choice of the stockholders.
ELECTION OF DIRECTORS
(PROXY ITEM 1)

     The Board of Directors of the Company (the "Board") currently consists of seven directors. The Bylaws of the Company (the "Bylaws") currently provide that the Board is to be composed of seven directors, divided into three classes.

     Directors are elected for three-year terms, and one class is elected at each annual meeting of the Company's stockholders. Pursuant to a policy adopted by the Board, no person may serve as a director after the date of the first annual meeting of stockholders subsequent to such person's 74th birthday.

     Two Class I directors are to be elected at the Annual Meeting. James S. Marlen and David Davenport were elected to their present term of office as Class I directors at the Company's 2008 Annual Meeting. Class I directors elected at the Annual Meeting will hold office until the 2014 Annual Meeting, or until their respective successors have been elected and qualified. Mr. Marlen and Mr. Davenport have consented to being named herein and to serve, if elected. In the event that Mr. Marlen or Mr. Davenport should become unable to serve on the Board prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board.

     Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to a total number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by the stockholder, and to distribute such votes to one or more nominees as the stockholder determines. If a stockholder votes "FOR" all nominees, the proxies will allocate votes between the nominees in their discretion. If a stockholder withholds authority to vote for one nominee, the proxies will allocate such person's votes to the other nominee. If a stockholder withholds authority to vote for both nominees, the proxies will not vote such person's shares in the election of directors.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE CLASS I NOMINEES: JAMES S. MARLEN AND DAVID DAVENPORT.

     Barington Companies Equity Partners, L.P., an investment fund located in New York (with its affiliates, "Barington"), the beneficial owner of approximately 1.3% of the Company's outstanding Common Stock, provided notice that it intended to nominate two nominees in opposition to the Board's recommended director nominees at the Annual Meeting; however, Barington’s preliminary proxy statement, filed with the Securities and Exchange Commission on February 18, 2011, indicates that it plans to nominate only a single nominee (the “Barington Nominee”). You may receive proxy solicitation materials from Barington or other persons or entities affiliated with Barington, including an opposition proxy statement and proxy card. The Barington Nominee is NOT endorsed by the Board. The Board urges you to vote FOR ALL of its nominees for director: James S. Marlen and David Davenport. The Board also urges you NOT to sign or return any proxy card sent to you by Barington. Even if you have previously signed a white proxy card sent by Barington, you have the right to change your vote by signing, dating and mailing the enclosed GOLD proxy card in the postage-paid envelope provided. Only the latest-dated proxy card you submit will be counted.

THE BOARD AND ITS COMMITTEES

Information as to Nominees and Continuing Directors

     The following table sets forth the names of and certain other information about the nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

		Director
Name	Age	Since
Class I – Nominees for Election
James S. Marlen	69	1993
David Davenport	60	2002

Class II – Term Expires 2012
Terry L. Haines	64	1997
John E. Peppercorn	73	1999
William D. Horsfall	67	2006

Class III – Term Expires 2013
J. Michael Hagan	71	1994
Barry L. Williams	66	2010

     The following summaries set forth the principal occupation and business experience during the past five years, as well as certain other affiliations of each nominee for director and each director whose term continues after the Annual Meeting. The summaries are based on information provided to the Company by the nominees and continuing directors.

Nominees for Director

     James S. Marlen. Mr. Marlen has been Chairman of the Board of the Company since 1995 and has served as Chief Executive Officer of the Company since 1993. Mr. Marlen also served as President of the Company from 1993 to 2008 and since 2009. Mr. Marlen was formerly Vice President of GenCorp, Inc. and the President of GenCorp Polymer Products, the consumer and industrial product sector of GenCorp, Inc. Mr. Marlen is also a director of Parsons Corporation, a privately-held, worldwide engineering and construction firm, and is a former director of A. Schulman, Inc. Mr. Marlen was named a Distinguished Engineering Fellow of the University of Alabama, and in 1998 was inducted into the State of Alabama Engineering Hall of Fame. Mr. Marlen is also a director of various civic and trade organizations.

     David Davenport. Mr. Davenport has been Counselor to the Director of the Hoover Institution at Stanford University since May 2008, and has been a Research Fellow at the Hoover Institution since August 2001. Mr. Davenport previously served as a Distinguished Professor of Public Policy and Law at Pepperdine University from August 2003 to July 2008. Mr. Davenport was the Chief Executive Officer of Starwire Corporation, a software service company, from June 2000 to May 2001. Mr. Davenport served as President of Pepperdine University from 1985 to 2000, and from 1980 through 1985 he served as a Professor of Law, General Counsel, and Executive Vice President of the University. Mr. Davenport is also a director of Salem Communications, a radio broadcaster, Internet content provider and magazine and book publisher, and Forest Lawn Memorial Parks Association, a memorial parks service company.

Continuing Directors

     J. Michael Hagan. Mr. Hagan retired as the Chairman, President and Chief Executive Officer of Furon Company, formerly a NYSE listed manufacturer of polymer components, which was acquired by Compagnie de Saint-Gobain, a publicly held French corporation. Mr. Hagan is currently a Director of PIMCO Funds, an investment management services company, and until August 2010 was a director of Fleetwood Enterprises, which manufactured recreational vehicles and produced manufactured housing, and which filed for Chapter 11 bankruptcy in 2009. Mr. Hagan is involved in numerous charitable organizations, including the Mission San Juan Capistrano Foundation, a charity dedicated to preserving the historic San Juan Capistrano Mission in Orange County, California, and Taller San Jose, an educational and anti-poverty organization.

     Terry L. Haines. Mr. Haines is a retired Chairman of the Board, President and Chief Executive Officer of A. Schulman, Inc., a leading international supplier of high-performance plastic compounds and resins. Mr. Haines is also a director of First Merit Corporation.

     William D. Horsfall. Mr. Horsfall founded, and is now a retired Partner of, Lucas, Horsfall, Murphy and Pindroh, LLP, an accounting services and business consulting firm. Mr. Horsfall is a Certified Public Accountant licensed in California since 1967. Mr. Horsfall is also a director of San Pasqual Trust, a private institutional trustee; Craftsman Restaurant, Inc., a private company; and Numedeon, Inc., a privately held, Pasadena, California-based virtual world creator.

     John E. Peppercorn. Mr. Peppercorn is a retired Vice President of Chevron Corporation and former President of Chevron Chemical Co. LLC, a subsidiary of Chevron Corporation, and manufacturer of industrial chemicals. Mr. Peppercorn is also a director of the University of Kansas Business School.

     Barry L. Williams. Mr. Williams is retired from Williams Pacific Ventures, Inc., a business investment and consulting firm, where he was a General Partner from 1987 to 2010. He also served as interim President and Chief Executive Officer of the American Management Association (management development organization) from November 2000 to June 2001. Mr. Williams is a director of PG&E Corporation, CH2M Hill Companies, Ltd., The Northwestern Mutual Life Insurance Company, The Simpson Manufacturing Company Inc. and SLM Corporation. Mr. Williams began his career as a business consultant with McKinsey & Co. in 1971 and joined Bechtel Group in 1979, where he served in various management positions. In 1988, Mr. Williams became the President and Chief Executive Officer of C. N. Flagg Power Inc., a construction services company, which was sold in 1992. Mr. Williams has undergraduate, masters in business administration and juris doctorate degrees from Harvard University, and previously served as an Adjunct Lecturer in Entrepreneurship at the Haas School of Business, at the University of California, Berkeley.

Director Nomination Process

     The Board is responsible for selecting nominees for election to the Board by the stockholders. In general, the Company seeks as directors, individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business, and diverse experience in the key business, financial and other challenges that face large manufacturing corporations with extensive international operations.

     The Nominating and Corporate Governance Committee recommends to the Board candidates for election or reelection to the Board. Candidates are selected from qualified individuals recommended by the Board, the Nominating and Corporate Governance Committee and other reliable sources, including stockholders, as discussed more fully below.

     In evaluating the renomination of existing directors, the Nominating and Corporate Governance Committee takes into consideration: (i) each director's contribution to the Board; (ii) any material change in the director's employment or responsibilities with any other organization; (iii) the director's ability to attend meetings and fully participate in the activities of the Board; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances have arisen, that might make it inappropriate for the director to continue serving on the Board; and (v) the director's age and length of service on the Board.

     The Nominating and Corporate Governance Committee then makes its recommendations based on the needs of the Board as determined by periodic evaluations of the Board's performance and composition, which are conducted annually, as well as the individual strengths and weaknesses of the candidates. The Nominating and Corporate Governance Committee is also responsible for evaluating candidates for director proposed by the Company's stockholders, applying the same criteria.

     The Nominating and Corporate Governance Committee considers the diversity of candidates and seeks to enhance the overall diversity of the Board. Each candidate’s diversity in terms of race, gender, national origin and other personal characteristics is considered. The Nominating and Corporate Governance Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications as they relate to the challenges that may be faced by the Company.

     Stockholders may submit written recommendations for director nominees directly to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary. Additionally, stockholders may propose nominees for consideration at stockholder meetings. Such nominee proposals must meet the requirements set forth in the Company’s Bylaws. See “Miscellaneous—Stockholder Proposals,” below.

Director Qualifications

Nominees for Director

     Each director nominee is well qualified under the criteria described above, and each brings a variety of qualifications, skills, attributes and experience to the Board of Directors. As an employee of the Company, Mr. Marlen does not qualify as an independent director. However, as chief executive of the Company for 17 years, and with a record as an operating manager and an engineer prior to joining the Company, Mr. Marlen brings a unique depth of understanding of all aspects of the Company’s operations. That understanding led to the conclusion that Mr. Marlen should continue to serve as a director in light of the Company’s business and structure.

     Mr. Marlen brought to the Company 28 years of U.S. and international experience in diversified businesses.  With a distinguished career, Mr. Marlen rose quickly to the executive officer group of the former GenCorp.  GenCorp had strong interests in the aerospace, automotive and chemicals and plastics industries, and immediately prior to joining Ameron, Mr. Marlen was the successful head of GenCorp’s consumer and industrial products group.

     Mr. Davenport, a director for almost nine years, has developed expertise regarding the Company and its operations, and through his prior service on the Board and its committees he has a demonstrated record of regular attendance, advance preparation and active participation in guiding the Company. His work in public policy gives him fresh and valuable insights into the Company’s international strategy, and he brings to the Board valuable senior executive and public company board experience. These experiences allow him to provide unique insights, strategic direction and critical thinking to the Board and management. He also brings deep legal experience that helps the Board gauge and manage risks. All of these factors led to the conclusion that Mr. Davenport should continue to serve as a director in light of the Company’s business and structure.

     Common to both nominees is executive leadership experience with large companies or organizations. Such experience brings a variety of benefits, including an understanding of business management, important business functions and strategic planning. Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

     The biographical information of the above nominees identifies and highlights the additional attributes and experience each of our nominees brings to the Board.

Continuing Directors

     Information about the skills and experience of the Board’s nominees for director is set forth above. In addition, the Board also considered the qualifications of each continuing director and determined that each is well qualified to serve as a director of the Company, based on the following attributes:

     Mr. Hagan brings strong leadership and experience of strategic and financial matters from his more than 20-year career at Furon Company in various capacities, ultimately as Chairman, President and Chief Executive Officer, and he has also developed expertise specifically regarding the Company and its operations through his service on this Board for over 15 years. Mr. Hagan also brings to the Board important knowledge of management, operations, finance and governance from his prior service as a director of public companies in a variety of industries, including manufacturing, newspaper publishing, and financial services.

     Mr. Haines contributes skills and knowledge developed during his prior service as Chairman, President and Chief Executive Officer of a leading international company, A. Schulman, Inc., which he led for 17 years and also through his service on the board of a financial services company, First Merit Corporation. Through his experience leading a global company and serving on other boards, he developed a practical understanding of organizations, business development, risk oversight, strategy, and corporate governance matters.

     Mr. Horsfall brings a high level of accounting expertise and familiarity with financial statements, financial disclosures, auditing and internal controls to the Board from his prior service as a partner in an accounting services and business consulting firm, and from his service on the Company’s Audit Committee. The Board believes that having a director with such a high level of financial acumen is critical to effective financial oversight and risk management and that Mr. Horsfall’s familiarity with the Company and its industries makes him highly qualified to serve as a director of the Company.

     Mr. Peppercorn’s senior management level experience at one of the largest oil and gas companies brings to the Board additional perspective regarding the day-to-day operations and corporate best practices of large organizations, experience with international markets, and relevant industry experience which gives him unique insights into the Company’s customers. His leadership and operational experience give him a comprehensive understanding of organizations, processes, strategy, risk management, and the role of executive compensation programs in driving change and growth.

     Mr. Williams brings management, leadership, and business skills developed as an executive and a director of numerous public and privately-held companies. In his capacity as president, chief executive officer, and general partner of several organizations, he has managed and directed their operational and financial functions. He has experience in numerous areas, including in financial, audit, engineering, construction, real estate, and environmental matters, as well as mediation expertise.

Corporate Governance Initiatives

     The Company’s Board of Directors has made a strong commitment to good corporate governance. This commitment starts with the Corporate Governance Guidelines, which include the following:
  The Board has established a mandatory retirement date for each member of the Board, which is the date of the annual meeting of stockholders next following the director’s 74th birthday.

  A majority of the directors comprising the Board must be independent directors. An "independent" director is a director who meets the NYSE definition of independence, and at the present time all directors except Mr. Marlen are independent.

  Directors are required to inform the Nominating and Corporate Governance Committee of any material changes in employment or responsibilities with any other organization.

  Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings, unless prevented from doing so by emergency, illness or other extraordinary circumstances.

  Directors are expected to review and devote appropriate time to studying Board and committee materials. Information and materials for Board consideration, including the agenda, are generally distributed to directors at least four days in advance of a Board meeting, with additional time provided when the complexity of an issue demands.

  The Chairman and the corporate secretary prepare an agenda for each Board meeting, in consultation with the Chair of the Nominating and Corporate Governance Committee, and each Board member is encouraged to suggest the inclusion of items on the agenda.

  The Board convenes executive sessions of non-management directors without Company management on a regular basis, typically following every Board meeting.

  The Company's senior management team attends Board meetings on a regular basis, both to make special presentations and as a discussion resource, and senior management is available to provide information and participate in committee meetings.

  Each Board committee has unilateral, unrestricted authority to engage and obtain advice and assistance from outside legal, financial and other advisors as deemed necessary for the discharge of its responsibilities.

  On or before his or her election to the Board, each new director participates in an orientation meeting with senior management and is provided a basic package of orientation materials. In addition, directors are regularly provided information pertaining to relevant industry developments and issues.

  The Compensation Committee conducts an annual review of the performance of the Chief Executive Officer. The results are reported to the independent directors for their discussion and consideration.

  The Nominating and Corporate Governance Committee considers annually the Company's succession planning for the Chief Executive Officer position, including contingency plans in the event of an emergency with respect to the position.
     The Company’s Corporate Governance Guidelines may be found on the Company’s website at www.ameron.com by following the links to “Shareholders” and “Corporate Governance,” and will be sent to stockholders upon written request as set forth below under “Additional Information.”

     Periodically, the Board reviews its policies and practices and proactively taken steps to enhance its governance profile. During 2010, the Company announced the following significant governance initiatives:

     Deferral of Dividends on Restricted Stock. On June 23, 2010, the Board of Directors amended the Company’s 2004 Stock Incentive Plan to provide that, as to future grants, holders of shares of restricted stock will receive dividends only upon vesting of such shares. Dividends on unvested shares, if and when declared by the Board, will accrue, with interest but will be paid only when the shares vest, and will not be paid if the vesting conditions applicable to the shares are not met.

     Stock Ownership Requirements and Retention Policy. On June 23, 2010, the Board of Directors approved a new Stock Ownership Requirements and Retention Policy (the “Policy”), in order to better align the interests of the Chief Executive Officer and directors of the Company with the interests of the Company’s stockholders. The Policy provides as follows:

(i)
The Chief Executive Officer shall own and hold a minimum amount of Common Stock equal in value to a multiple of three times such officer’s base salary. This requirement must be satisfied by June 23, 2015 (or within five years of his or her appointment in the case of a new Chief Executive Officer).

(ii)
Each director shall own and hold a minimum amount of Common Stock equal in value to three times the base annual retainer payable to such director, not including supplemental committee retainers or fees. Directors must satisfy this requirement by June 23, 2015 (or within five years of their election in the case of new directors).

     The Policy also provides that upon vesting of a restricted stock award, and after the payment of the taxes due as a result of vesting, each director and the Chief Executive Officer is required to hold 75% of the net shares until the applicable requirements are met. Upon exercise of a stock option, each director and the Chief Executive Officer is required to hold 50% of the net shares until the applicable minimum stock retention requirements are met. The term “net shares” means the shares of common stock remaining after selling shares to fund the payment of transaction costs and applicable taxes owed as a result of vesting or exercise of the equity award (including income taxes), and, in the case of stock options, the exercise price of the option.

     Elimination of Tax Gross-ups. The Company has historically provided certain of its executives with financial counseling services from a third-party consulting firm, and provided tax gross-ups to compensate such executives for the income taxes payable in respect of such services. On June 23, 2010 the Board of Directors adopted a resolution eliminating such tax gross-up payments after January 1, 2011.

     Separation of Chairman and Chief Executive Officer Positions. On August 4, 2010, the Board of Directors amended the Company’s Bylaws to provide for the separation of the offices of Chief Executive Officer and Chairman, and provide that the Chairman of the Board shall be independent, as independence is defined under the rules of the NYSE. This provision is to take effect prospectively upon the scheduled expiration, in March 2012, of the Company’s employment agreement with Mr. Marlen, the current Chairman and Chief Executive Officer.

     Special Dividend and Share Repurchase Plan. On October 22, 2010, in order to return additional value to its stockholders, the Company announced a special dividend of $3.00 per share of Common Stock, which was paid on November 30, 2010 to stockholders of record on November 10, 2010. On October 22, 2010 the Company also announced that the Board of Directors authorized the repurchase of up to $50 million (inclusive of expenses) of its Common Stock. The authorization permits the Company to buy back shares of Common Stock in open market or privately negotiated transactions, commencing following the filing of its next Annual Report on Form 10-K, which was filed on January 31, 2011.

Board Leadership Structure

     The Board in the past took a flexible approach to the issue of whether the offices of Chairman and Chief Executive Officer should be separate or combined. This approach allowed the Board to regularly evaluate whether it is in the best interests of the Company for the Chief Executive Officer or another director to hold the position of Chairman.

     Mr. Marlen has served as both Chairman and Chief Executive Officer of the Company since 1995. The Board continues to believe there are important advantages to Mr. Marlen serving in both roles at this time. Mr. Marlen is the director most familiar with our Company’s businesses and industries and best situated to propose the Board’s agendas and lead Board discussions on important matters. Mr. Marlen provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders, customers, government officials (domestically and internationally) and other stakeholders.

     Recognizing a desire on the part of stockholders to reevaluate whether the offices should be separated, however, as noted above the Board in August 2010 amended the Company’s Bylaws to provide for the separation of the offices, to take effect prospectively upon the scheduled expiration of Mr. Marlen’s employment agreement. The Board felt that a new Chief Executive Officer would benefit from being able to focus on day-to-day business, which would be more easily accomplished if the Chairman were to lead the Board in its oversight responsibilities. The Board was also attentive to the vote of the Company’s stockholders at the 2009 Annual Meeting, when a majority of the outstanding shares were voted in favor of a shareholder proposal calling for a separation of the offices.

     In the interim period before the offices are separated, Mr. Marlen as Chairman of the Board works closely with the Chairman of the Nominating and Corporate Governance Committee to develop the agenda for each Board meeting, and the Chair of the Nominating and Corporate Governance Committee chairs the executive sessions of the Board when they meet outside the presence of the Chairman of the Board.

     The independent directors who chair the Company’s Audit, Compensation and Nominating and Corporate Governance Committees all provide leadership to the Board in their assigned areas of responsibility. The Board believes the overwhelming majority of independent directors on the Board, the involvement of the Chairman of the Nominating and Corporate Governance Committee in developing Board agendas, the independent Committee chairs and the frequent executive sessions of the non-management directors, as well as the future separation of the offices of Chairman and Chief Executive Officer, all safeguard the independent governance of the Company.

Board Role in Risk Oversight

     The Board of Directors takes an active role in risk oversight. The Board administers its risk oversight function through the full Board and each of its committees. Management of the Company is responsible for day-to-day risk management and considers risk management in its strategic planning process. As part of management’s risk management review, each business unit is required to present an analysis of key strategic and operating risks in their units. Senior management evaluates these risks, as well as broader company-wide strategic and financial risks, and reports the results of the process regularly to the Audit Committee, which in turn reports to the full Board. The Board’s oversight of risk also includes approving annual operating and strategic plans and approving significant transactions. The Board believes this process helps identify and mitigate risks throughout the Company’s global operations.

     The Audit Committee further assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls and legal and regulatory compliance. The Audit Committee oversees the Company’s internal audit function and the Company’s Code of Business Conduct and Ethics. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Nominating and Corporate Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board.

Director Compensation

     The table below sets forth the compensation earned by the Company's non-employee directors for the fiscal year ended November 30, 2010 ("fiscal 2010"). Mr. James S. Marlen, the Company's President and Chief Executive Officer, did not receive compensation in fiscal 2010 in respect of his services as a director.

	(b)	(c)	(d)	(e)
	Fees Earned or	Stock	Option	All Other	(f)
(a)	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(2)	($)(3)	($)(4)	($)
David Davenport	98,000	113,958	—	15,834	227,792
J. Michael Hagan	104,000	113,958	25,324	15,834	259,116
Terry L. Haines	99,000	113,958	—	15,834	228,792
William D. Horsfall	100,000	158,062	—	15,744	273,806
John E. Peppercorn	111,000	113,958	—	15,834	240,792
Dennis C. Poulsen(1)	23,333	—	—	595	23,928
Barry L. Williams	46,667	25,325	—	7,020	79,012
____________________

(1)	Mr. Poulsen, who served as director since 2002, retired from the Board and Committees on which he served, effective as of March 31, 2010.

(2)	The amounts in Column (c) reflect the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal 2010 in accordance with accounting rules governing the treatment of shares of restricted stock granted in fiscal 2007-2010. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company's Annual Report on Form 10-K for fiscal 2010.

(3)	The amount in Column (d) reflects the dollar amount recognized by the Company for financial statement reporting purposes with respect to fiscal 2010 in accordance with the accounting treatment of stock options granted in fiscal 2008. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company's Annual Report on Form 10-K for fiscal 2010.

(4)	The amounts in Column (e) consist of dividends paid during fiscal 2010 on unvested restricted stock. These amounts were not factored into the grant date fair value of the restricted stock grants.

     Non-employee directors receive an annual retainer of $40,000, plus $2,000 for each Board and committee meeting attended. The chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual retainer of $10,000, $9,000 and $12,000, respectively. The retainer for the Chair of the Nominating and Corporate Governance Committee was increased from $6,000 effective September 22, 2010, reflecting additional duties which were assigned to that office. Non-employee directors receive an annual grant of restricted stock on the first business day following the date of an annual meeting of stockholders. On April 1, 2010, each non-employee director received a grant of 1,800 shares of restricted stock.

Director Independence

     As part of its Corporate Governance Guidelines, the Board has adopted independence standards for directors (the "Independence Standards"). The Board has affirmatively determined that each of Messrs. Davenport, Hagan, Haines, Horsfall, Peppercorn and Williams is "independent" within the meaning of the Company's Independence Standards and the NYSE's corporate governance standards. In making that determination, the Board applied standards established by the Company's Corporate Governance Guidelines, including the Independence Standards. The Company's Corporate Governance Guidelines can be found on the Company's website located at www.ameron.com by following the links to "Shareholders" and "Corporate Governance," or upon written request as set forth below under "Additional Information."

Committees of the Board

Directors	Audit	Compensation	Nominating	Executive
James S. Marlen, Chairman				C
David Davenport*	X	X
J. Michael Hagan*	C		X	X
Terry L. Haines*	X		C	X
William D. Horsfall*	X	X
John E. Peppercorn*		C	X	X
Barry L. Williams*

An "X" indicates membership in the relevant committee.

A "C" indicates the Chairman of the relevant committee.

* Indicates independent director.

     The Board has the following standing committees:

Audit Committee	4 meetings held during fiscal 2010

     The Audit Committee represents and assists the Board in discharging its oversight responsibility relating to accounting and internal and external audit matters affecting the Company. The Audit Committee Charter can be found on the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," and will be sent to stockholders upon written request as set forth below under "Additional Information." All members of the Audit Committee are "independent," as discussed above under "Director Independence." Each of the members of the Audit Committee is also financially literate and has accounting or related financial management expertise as required by the NYSE’s corporate governance standards. The Board has determined that William D. Horsfall is an "audit committee financial expert," as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC").

Compensation Committee	8 meetings held during fiscal 2010

     The Compensation Committee makes recommendations to the Board regarding the compensation of the Company's executives. The Compensation Committee Charter can be found at the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," and will be sent to stockholders upon written request as set forth below under "Additional Information." As required by the Compensation Committee Charter and the NYSE's corporate governance standards, all members of the Compensation Committee are "independent" as discussed above under "Director Independence."

Executive Committee	No meetings held during fiscal 2010

     The Executive Committee acts on matters delegated to it by the Board between meetings of the Board or while the Board is not in session.

Nominating and Corporate Governance Committee	4 meetings held during fiscal 2010

     The Nominating and Corporate Governance Committee identifies, reviews and recommends qualified candidates to be elected or reelected to the Board, and to be appointed to serve on various committees. In addition, it reviews procedures and policies of the Board, and oversees the structure, composition and functioning of the Board. The Nominating and Corporate Governance Committee Charter can be found at the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," and will be sent to stockholders upon written request as set forth below under "Additional Information." As required by the Nominating and Corporate Governance Committee Charter and the NYSE's corporate governance standards, all members of the Nominating and Corporate Governance Committee are "independent" as discussed above under "Director Independence." Non-employee directors meet regularly in executive sessions without management, and the presiding director at these meetings is the Chairman of the Nominating and Governance Committee.

Attendance

     The Board met a total of 17 times in fiscal 2010, and all directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served.

     All directors attended the 2010 annual meeting. Although the Company does not have a formal policy regarding attendance by directors at annual meetings of the Company's stockholders, all directors are encouraged to attend.

Compensation Committee Interlocks and Insider Participation

     Messrs. Peppercorn, Davenport and Horsfall, each of whom is a non-employee director, served on the Compensation Committee in fiscal 2010. During fiscal 2010, there were no relationships or transactions between the Company and any member of the Compensation Committee requiring disclosure hereunder.

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics (the "Code of Ethics"), which is designed to focus directors, officers and employees of the Company on areas of ethical risk, provide guidance to help recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, officer and employee is required to comply with the Code of Ethics, including the Company's principal executive officer, principal financial officer, principal accounting officer, and other persons performing similar functions. The Code of Ethics can be found on the Company's website located at www.ameron.com by following the links to "Shareholders" and "Corporate Governance," and upon written request as set forth below under "Additional Information." The Company will disclose amendments to or waivers from provisions of the Code of Ethics by posting such information on its website.

Communications with the Board or Directors

     Stockholders and interested parties may communicate with the Board or any of the independent directors, including the director presiding over executive sessions of non-management directors, by correspondence addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary. If stockholders have concerns, we strongly urge them to write to the appropriate member of the respective Board committee.

Additional Information

     Copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Ethics can be found on the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," and are available to stockholders upon written request addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is composed entirely of independent directors. Its composition meets the membership requirements described in the Audit Committee charter. The purposes, duties and responsibilities of the Audit Committee are described in the Audit Committee charter, a copy of which can be found at the Company's website www.ameron.com by following the links to "Shareholders" and "Corporate Governance," or upon written request as set forth above under "The Board and its Committees—Additional Information."

     With respect to the Company's fiscal year ended November 30, 2010, the Audit Committee has: (a) reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the audited financial statements for the fiscal 2010; (b) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T; and (c) received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and discussed with the independent registered public accounting firm their independence.

     Based upon the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for fiscal 2010 for filing with the SEC.

     The Audit Committee has also appointed PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2011, and has recommended to the Board of Directors that such appointment be submitted to the Company's stockholders for ratification.

J. Michael Hagan, Chairman
David Davenport
Terry L. Haines
William D. Horsfall

PROPOSAL FOR RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROXY ITEM 2)

     The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending November 30, 2011. At the request of the Audit Committee, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. A member of the firm of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

Fees

     The following table summarizes the aggregate fees billed to date by the Company's principal independent registered public accounting firm, PricewaterhouseCoopers LLP, for services provided to the Company for fiscal 2009 and 2010.

	2009	2010
Audit Fees(1)	$1,901,000	$1,659,000
Audit-Related Fees	—	—
Tax Fees(2)	218,000	405,000
All Other Fees	—	—
Total	$2,119,000	$2,064,000
____________________

(1)	Audit Fees consisted of audit work performed in the preparation of the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits, reviews of interim financial information and assistance with registration statements filed with the SEC.

(2)	Tax Fees related to tax preparation and compliance services were $165,000 in fiscal 2009 and $128,000 in fiscal 2010. The balance related to miscellaneous tax consulting services.

     Accounting services engagements, whether audit related or otherwise, are entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Such policies and procedures are detailed as to the particular service and do not include delegation of the Audit Committee's responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee is informed of the purpose and scope of each engagement.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

     If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the shares of Common Stock represented at the Annual Meeting on this proposal, the adverse vote will be considered as a directive to the Audit Committee to select other independent registered public accountants for fiscal 2011.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROXY ITEM 3)

     The Company is providing stockholders with an advisory vote on executive compensation as required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and requires companies subject to the federal proxy rules to provide stockholders with an advisory vote on executive compensation at least once every three years, beginning with the first annual meeting of stockholders taking place on or after January 21, 2011.

     The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With The Company’s Compensation Plans” on page 34.

     The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified managers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 22 provides a more detailed discussion of the executive compensation programs.

     The Compensation Committee believes the Company’s executive compensation programs have been effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. Fiscal 2010 net earnings were $46.3 million, or $5.00 per diluted share, compared to $3.61 per diluted share a year earlier. Earnings in 2010 included a gain on the sale of the Company’s investment in its former affiliate TAMCO. In 2010, the Company paid a special dividend of $3.00 per share and announced a $50 million share repurchase program. These results were generated amid challenging market conditions for all of the Company’s businesses in 2010.

     This financial performance, however, led to superior returns to the Company’s stockholders. The Company’s stockholders’ return for fiscal 2010 totaled 32%, which was above the NYSE Market Value Index return of 7% and above the return of the Company’s 2010 Peer Group Composite Index of 24%. As shown in the following chart, the Company’s cumulative total return to stockholders over the past five fiscal years has also exceeded that of its peer groups and the New York Stock Exchange Market Value Index.

Comparative 5-Year Cumulative Total Return
Ameron, NYSE Market Value Index, and Peer Group Composite Index

	11/30/05	11/30/06	11/30/07	11/30/08	11/30/09	11/30/10
Ameron	$100.00	$169.51	$240.92	$124.66	$134.53	$177.58
NYSE Market Value Index	100.00	119.92	134.59	78.50	102.30	109.65
Peer Group Composite Index (2010)	100.00	124.94	174.57	92.49	115.60	143.07
Peer Group Composite Index (2009)	100.00	124.64	176.81	92.43	116.42	144.67

* The comparison assumes $100 invested in stock on December 1, 2005, and total return assumes reinvestment of dividends. The Company’s stock price performance over the years indicated below does not necessarily track the operating performance of the Company nor is it necessarily indicative of future stock price performance. The 2010 Peer Group Composite Index is comprised of the following companies: Ameron, Dresser-Rand Group, Inc., Gibraltar Industries, Inc., Insituform Technologies, Inc., Lufkin Industries Inc., Martin Marietta Material, Inc., National Oilwell Varco, Inc., Northwest Pipe Co., Texas Industries Inc., Trinity Industries, Inc., Valmont Industries, Inc. and Vulcan Materials Co. The Company modified the 2009 Peer Group Composite Index to include Insituform Technologies, Inc., replacing Schnitzer Steel Industries, Inc. in the 2010 Peer Group Composite Index, to reflect the sale of TAMCO in 2010.

     Stockholders are being asked to vote on the following resolution:

     RESOLVED, that the stockholders of Ameron International Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 Annual Meeting proxy statement.

     This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

     Adoption of this resolution will require the affirmative vote of the majority of the shares of Common Stock represented in person or by proxy at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NEOs, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION
(PROXY ITEM 4)

     As required by Section 14A of the Exchange Act, the Company is also providing stockholders with an advisory vote on the frequency with which the Company’s stockholders shall have the advisory vote on executive compensation provided for in Item 3 above. For convenience, in this Item 4 the stockholders’ advisory vote on executive compensation provided for in Item 3 above is referred to as the “say-on-pay vote.” The SEC confirmed in its proposed rules to implement Exchange Act Section 14A that the Dodd-Frank Act requires the advisory vote on the frequency of the say-on-pay vote for annual meetings taking place on or after January 21, 2011, despite the lack of final rules.

     The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years. In addition, stockholders may abstain from voting. The Dodd-Frank Act requires the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

     The Board of Directors recognizes the importance of receiving regular input from the stockholders on important issues such as our compensation programs. The Board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term, and that it should receive advisory input from the stockholders each year. Accordingly, as indicated below, for the 2011 annual meeting the Board recommends that you vote in favor of an annual advisory vote on our compensation programs.

     Stockholders are being asked to vote on the following resolution:

     RESOLVED, that the stockholders of Ameron International Corporation determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 –every three years; or

Choice 4 – abstain from voting.

     This advisory vote on the frequency of the say-on-pay vote is not binding on the Company’s Board of Directors. However, the Board of Directors will take into account the result of the vote when determining the frequency of future say-on-pay votes.

     The choice among the four choices included in the resolution that receives the highest number of votes will be deemed the choice of the stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” AN ANNUAL FREQUENCY (i.e., CHOICE 1 - EVERY YEAR) FOR WHICH STOCKHOLDERS SHALL HAVE AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NEOs SET FORTH IN THIS PROXY STATEMENT, AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose one of the four choices included in the resolution set forth above.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

     The following table sets forth information, as of February 14, 2011, with respect to the Common Stock beneficially owned by each person or group believed by the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

Name and Address	Number of Shares		Percent
of Beneficial Owner	Beneficially Owned		of Class
T. Rowe Price Associates, Inc.	796,300	(1)	8.58
100 E. Pratt Street
Baltimore, Maryland 21202

Invesco Ltd	665,466	(2)	7.17
1555 Peachtree Street NE
Atlanta, Georgia 30309

State Street Corporation	630,067	(3)	6.79
State Street Financial Center
One Lincoln Street Boston, Massachusetts 02111

Advisory Research, Inc.	579,855	(4)	6.25
180 North Stetson, Suite 5500
Chicago, Illinois 60601

BlackRock, Inc.	508,049	(5)	5.47
40 East 52nd Street
New York, NY 10022
____________________

(1)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G/A filed with the SEC on February 10, 2011. Based upon information contained in the filing, (i) T. Rowe Price Associates, Inc. has sole voting and dispositive power with respect to 268,200 and 796,300 of these shares, respectively, and beneficially owns 796,300 of these shares, and (ii) T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to, and beneficially owns, 520,000 of these shares.

(2)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G/A filed with the SEC on February 9, 2011. Based upon the information contained in the filing, Invesco PowerShares Capital Management has sole voting and dispositive power with respect to, 665,435 of threes shares and beneficially owns, 665,466 of these shares. Stein Roe Investment Counsel, Inc. has sole dispositive power with respect to 31 of these shares and is a subsidiary of Invesco PowersShares Capital Management. Invesco PowerShares Capital Management is subsidiary of Invesco Ltd., and it advises the Invesco PowerShares Water Resources Portfolio Fund, which owns 6.9% of the securities reported herein.

(3)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G filed with the SEC on February 11, 2011. Based upon the information contained in the filing, State Street Corporation has shared voting and dispositive power with respect to, and beneficially owns, 630,067 of these shares.

(4)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G/A filed with the SEC on February 10, 2011. Based upon the information contained in the filing, Advisory Research, Inc. (“ARI”) has sole voting power and dispositive power with respect to, and beneficially owns, 579,855 of these shares. ARI is a wholly-owned subsidiary of Piper Jaffray Companies, an investment adviser.

(5)	This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G filed with the SEC on February 3, 2011. Based upon the information contained in the filing, BlackRock, Inc. has sole voting power and dispositive power with respect to, and beneficially owns, 508,049 of these shares.

Security Ownership of Directors and Management

     The table below sets forth information, as of February 2, 2011, with respect to the Common Stock beneficially owned by: (i) each of the five executive officers named in the Summary Compensation Table in "Executive Compensation," below; (ii) each of the current directors of the Company; and (iii) all executive officers and directors, as a group. Unless otherwise indicated, each person or group has sole voting and investment power with respect to all shares beneficially owned.

			(d)
		(c)	Number of
		Number of	Shares Subject
	(b)	Vested	to
	Number of	Shares	Rights to
	Shares	Held in Trust	Acquire
	Beneficially	Under 401(k)	Beneficial	(e)
(a)	Owned(2)	Plan	Ownership(3)	Percent of
Name(1)	(#)	(#)	(#)	Class(3)
DIRECTORS:
David Davenport	6,550	—	—	*
J. Michael Hagan	15,253	—	5,101	*
Terry L. Haines	23,030	—	2,250	*
William D. Horsfall	6,300	—	—	*
John E. Peppercorn	26,200	—	12,000	*
Barry L. Williams	1,800	—	—	*

NAMED EXECUTIVE OFFICERS:
James S. Marlen	28,484	175	—	*
Gary Wagner	38,744 (4)	—	—	*
James R. McLaughlin	7,488	240	—	*
Ralph S. Friedrich	2,998	—	—	*
Mark J. Nowak	6,126	944	—	*

DIRECTORS AND EXECUTIVE OFFICERS,	170,413	2,851	19,351	1.84%
AS A GROUP (16 persons)
____________________

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person or group is c/o Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101.

(2)	Each individual has sole voting power and sole investment power over the shares listed in Column (b), except as otherwise noted. The amounts in column (b) include the amounts further described in columns (c) and (d).

(3)	The amounts in Column (d) consist of shares subject to stock options which could be exercised by April 3, 2011. These shares are deemed to be outstanding and beneficially owned for purposes of calculating the Percent of Class in Column (e).

(4)	Mr. Wagner and his wife share voting and investment power with respect to 18,360 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based on a review of Forms 3, 4 and 5 filed with the SEC, the Company believes that during the fiscal year ended November 30, 2010 all Section 16(a) filing requirements were met except that one Form 3 to report the appointment of Javier Solis was filed late. The Form 3 was promptly filed upon discovery of the inadvertent omission.

Equity Compensation Plan Information

     The following table sets forth certain information as of November 30, 2010, regarding the Company's 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan.

	(a)		(c)
	Number of		Number of Securities
	Securities to be	(b)	Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in (a))
	(#)	($)	(#)
Equity compensation plans approved by
security holders(1)	21,052	45.23	162,448

Equity compensation plans not approved by
security holders(2)	2,000	20.28	N/A

TOTAL	23,052	43.07	162,448
____________________

(1)	The approved equity compensation plans consist of the 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan.

(2)	On January 24, 2001, the Company granted options to purchase an aggregate total of 30,000 shares of Common Stock to five non-employee directors. These options were exercisable until January 24, 2011, and had an exercise price of $20.2813 per share, representing the fair market value of the shares on the date of the grant. All such options were exercised prior to their expiration.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included below in this proxy statement and, based upon that review and discussion, recommended to the Board that it be included in this proxy statement.

John E. Peppercorn, Chairman
David Davenport
William D. Horsfall

COMPENSATION DISCUSSION AND ANALYSIS

Company Overview

     The Company’s executive compensation package reflects the complexity of the organization and the challenges of managing sales of highly-engineered products and materials internationally for the chemical, industrial, energy, transportation and infrastructure markets. The Company actively manages, on a global basis, four distinct consolidated business segments (Fiberglass-Composite Pipe, Water Transmission, Ameron Hawaii Division and Pole Products Division). Additionally, the Company actively manages investments in international partially owned affiliates that in any given year can have a material impact on the Company's performance (Bondstrand, Ltd., a 40%-owned fiberglass pipe business located in Saudi Arabia, and Ameron Saudi Arabia, Ltd., a 30%-owned concrete pressure pipe business also located in Saudi Arabia).

     Key technologies of the Company include composite technology, steel manufacturing and processing, corrosion technology, concrete technology, design of heavy-duty manufacturing equipment and processes, and product design. The Company uses its technologies to develop numerous unrelated products to serve the needs of many varied markets and diverse customers. A small sample of such products includes filament-wound fiberglass pipe, heavy-duty steel fabrication of wind towers and water pipe, spun cast concrete poles for decorative lighting, mined aggregates and ready-mix concrete.

     The Company's products are developed to meet market demand, which varies throughout the world. This varied demand necessitates a large geographic footprint for the Company's businesses and operations. The Company has a strong international presence, with wholly-owned manufacturing operations throughout the U.S. and in Singapore, Malaysia, the Netherlands, Brazil, Colombia and Mexico. Affiliated operations have plants in Saudi Arabia. The Company has a complex operational structure and global presence due to the nature of its products, markets and customers.

     The global recession continued to impact the Company’s operations during fiscal 2010, as the Company's end markets declined and many large infrastructure projects were delayed or postponed. Nonetheless, the Company’s balance sheet was further strengthened in fiscal 2010, and its businesses remained profitable. Net income for fiscal 2010 totaled $46.3 million, or $5.00 per diluted share, on sales of $503.3 million in the year ended November 30, 2010, compared to $33.3 million, or $3.61 per diluted share, on sales of $546.9 million in 2009. Net income increased in 2010 due in part to the gain on the sale of the Company’s 50% ownership of its TAMCO steel mill affiliate. Sales decreased $43.7 million, or 8.0%, in 2010, compared to 2009, due to generally weaker economic conditions affecting the Company’s Water Transmission Group and Infrastructure Products Group, partially offset by increased demand for products sold by the Company’s Fiberglass-Composite Pipe Group business.

Compensation Overview

     The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for executive officers. The Compensation Committee consists exclusively of nonemployee, independent directors. The Committee uses a compensation consultant, Mercer Consulting, to provide compensation advice independent of Company executives. Mercer Consulting does not provide any material additional consulting services to the Company, and is retained directly by the Compensation Committee, which has the authority to select, retain, and/or terminate its relationship with Mercer Consulting in its sole discretion. The Compensation Committee and its consultant work with senior management to implement and monitor the programs that the Committee approves.

Executive Compensation Program Objectives

     The Company's primary objective, and the goal that the Company's executive compensation program is designed to support is to grow earnings across all of its operations, and to thereby increase stockholder value. Accordingly, the Company’s executive compensation programs are designed to achieve three goals that the Compensation Committee believes to be fundamental to the Company's long-term financial success:
  to attract and retain highly-qualified and productive members of the Company's management team;

  to motivate the Company's management team to achieve both annual and long-term financial goals approved by the Board of Directors; and

  to align the management team's interests with those of the Company's stockholders.
     To achieve these goals, the Company provides a total compensation program with competitive fixed pay (i.e., base salary and benefits) and variable, performance-based pay designed to reward both individual and corporate performance.

     To incentivize management to achieve consistent, long-term earnings growth, a significant portion of executive officer compensation is performance-based. This incentive compensation is comprised of both short-term and long-term programs. The Compensation Committee believes that an appropriate balance of short-term and long-term incentives encourages executive officers to properly balance the Company's twin objectives of consistent annual performance and improved performance over a multi-year timeline. The Company awards performance-based compensation through its annual bonus, long-term cash incentive award, and long-term equity compensation programs. Payouts under the annual bonus and long-term cash incentive award are tied to the Company's achievement of financial goals established by the Board. The value of the equity portion is inherently tied to the Company's stock price in order to directly align the interests of the executives and the stockholders.

     The Company’s target pay positioning reflects a strong pay-for-performance philosophy. The Company offers its executive officers compensation that is competitive with that being offered by other U.S.-based, general diversified manufacturing companies with similar domestic and international sales and industries, but adjusted based on the individual officer's experience, expertise, performance and tenure in his or her position, and the Company’s overall performance. The Compensation Committee considers several factors in its review and approval of overall target compensation, including individual experience and performance, internal parity, competitive pay levels, and competitive performance. The Committee believes this strategy has allowed the Company to attract and retain a skilled, experienced management team, including the named executive officers (“NEOs”) listed below and in the Summary Compensation Table on page 34, that has delivered strong, consistent financial performance and returns to stockholders.

Key Executive Compensation Program Decisions in 2010

     In evaluating senior executive compensation for fiscal 2010, the Compensation Committee recognized management’s achievements in several critical areas during the year. As the world economy began to deteriorate, in fiscal 2008, the Company’s Chairman and Chief Executive Officer, James S. Marlen, along with the Board of Directors, established as a major priority strengthening the Company’s balance sheet and conserving its cash. In this regard, considerable attention was focused on working capital management, as well as aggressive cost-cutting and streamlining. The Company’s balance sheet improved, and, as measured by debt-to-equity, was one of the strongest among the competitors in the 2010 Comparator Peer Group.

     In addition to effectively improving the balance sheet, management achieved consistent profitability and positive cash flow despite an economic downturn that was particularly harsh on several of the key markets served by the Company’s businesses. Nevertheless, throughout this difficult period, management continued an aggressive program to position the Company to excel when the markets improve. Operations were streamlined, and costs were reduced. Additionally, strategic initiatives were pursued to grow the Company. The Company continued to expand organically into new markets and new products, developing two new plants in Brazil and one in Texas. Recognizing that TAMCO faced a severe long-term downturn, management during fiscal 2009 began to explore the possible sale of the Company’s interest. Management believed the best value for the Company’s interest would be obtained if potential acquirers could also bid for 100% ownership of TAMCO. This strategy required that management obtain the cooperation of the two holders of those remaining interests. Notwithstanding the complexity of the transaction, TAMCO was successfully sold in the fourth quarter of fiscal 2010.

     The prudent execution of these priorities then allowed the Board to declare a special dividend to shareholders of $3.00 per share, which was paid in November 2010, and announce a $50 million share repurchase program, all while still leaving the Company with a strong balance sheet and in a position to fund internal growth initiatives and opportunistically explore potential acquisitions.

     The Compensation Committee also noted during the year that the Board and management had initiated several steps to improve corporate governance. These measures included developing a new peer group to be utilized in setting compensation levels for fiscal 2011 and beyond, comprised of companies that are more closely aligned with the Company in terms of revenue size. This initiative is described in more detail below under “2011 Comparator Group”. Management also recommended to the Board during fiscal 2010 that it eliminate tax gross-up payments on financial counseling services. This decision is described in more detail in the “Perquisite and Other Benefits” section below. Both of these steps help ensure the Company’s executive compensation programs continue to be consistent with sound executive compensation practices.

     Other important governance changes are described elsewhere in this proxy statement, at pages 9 to 11, under “Corporate Governance Initiatives,” and include providing that holders of shares of restricted stock are entitled to receive dividends only when the shares vest; approving a new Stock Ownership Requirements and Retention Policy, in order to better align the interests of the Chief Executive Officer and directors of the Company with the interests of the Company’s stockholders; and amending the Company’s Bylaws to provide for the separation of the offices of Chief Executive Officer and Chairman, to take effect upon the scheduled expiration, in March 2012, of the Company’s agreement with Mr. Marlen.

Program in Transition in 2010

     At the present time the Company’s executive compensation programs for its NEOs is in transition. Mr. Marlen has been Chairman and Chief Executive Officer for a number of years. Given his tenure, his experience and his multiple roles within the Company, Mr. Marlen has earned a compensation package which is above the 50th percentile of chief executive officer compensation among the group of companies that the Compensation Committee has used for comparison purposes in fiscal 2010. It is expected, however, that a new chief executive officer will be appointed to succeed Mr. Marlen in that role sometime between March 2011 and March 2012, when Mr. Marlen’s current employment agreement expires. The national recruiting firm of Korn/Ferry International has been engaged to conduct this search. There will be a separate, independent, Chairman of the Board at that time, so the new chief executive officer will not serve the multiple roles that Mr. Marlen serves. Accordingly, it is anticipated that the compensation package for the new chief executive officer would be established by reference to the then-effective comparator group, and would not be referenced against the compensation program currently in place for Mr. Marlen.

     In this regard, too, and as described in more detail below, the Compensation Committee established a new comparator group of companies for the fiscal year ending November 30, 2011. These companies generally have revenues closer to that of the Company, and none has revenues more than two times greater than the Company’s. In selecting the 2011 comparator group, the Compensation Committee sought to reshape the Comparator Group, primarily to better reflect the Company’s revenue size. Prioritizing similarity based on revenue, however, required the Compensation Committee to include in the 2011 comparator group several companies that do not directly compete with the Company in order to maintain an adequate number of companies.

     Finally, the 2010 NEO compensation program continued to reflect the impact of management restructurings that affected several of the current NEOs, including changes in titles and responsibilities, during fiscal 2009 and fiscal 2010. The impact of these changes was not fully reflected in fiscal 2010 compensation, but the Committee intends to take these changes fully into account in future years and to readjust compensation packages accordingly.

Named Executive Officers

     For fiscal 2010 the Company's NEOs were:

James S. Marlen	Chairman, President and Chief Executive Officer
Gary Wagner	Senior Vice President, Finance and Administration, and
Chief Financial Officer
James R. McLaughlin	Senior Vice President, Corporate Development and Treasurer
Ralph S. Friedrich	Senior Vice President-Technology
Mark J. Nowak	Vice President-Special Projects

     The Compensation Committee reviews the compensation of the NEOs each January. The Compensation Committee requests the recommendations of the Chief Executive Officer regarding the compensation of the NEOs other than himself. Final decisions regarding the compensation of all NEOs, however, are made solely by the Compensation Committee and approved by the Board.

     The Compensation Committee uses a variety of incentives, both short and long-term, to promote greater performance by the Company's executive officers. The following table demonstrates the relative percentages of total target compensation that was awarded to each of the NEOs for fiscal 2010, by category. The performance-based portion of the NEOs target compensation is comprised of annual bonus, long-term cash incentive award, and participation in the Company’s long-term equity compensation program.

	Fiscal Year 2010 Target Pay Mix
	(as Percent of Total Target Direct Compensation)
		Performance Based Compensation
		Target	Target Long-	Target Long-	Total Target
	Base	Annual	Term Cash	Term Equity	Direct
NEO	Salary	Bonus	Incentive*	Award	Compensation
James S. Marlen	33.3%	33.3%	16.7%	16.7%	100.0%
Gary Wagner	37.0%	33.3%	14.8%	14.8%	100.0%
James R. McLaughlin	38.5%	30.8%	15.4%	15.4%	100.0%
Ralph S. Friedrich	52.6%	26.3%	10.5%	10.5%	100.0%
Mark J. Nowak	45.5%	18.2%	18.2%	18.2%	100.0%
____________________

*	For Fiscal 2008-2010 Performance Cycle

     In order to align management and stockholder interests, a significant portion of NEO compensation is based on performance. Payouts under the annual bonus and long-term cash incentive award are tied to the Company's achievement of financial goals established by the Board. The value of the equity compensation is inherently tied to the Company's stock price in order to directly align the interests of the executive officers and the stockholders. Total Target Direct Compensation is especially heavily weighted in favor of performance-based measures for those executives who can most directly influence corporate performance.

Executive Talent Market and Competitive Positioning; Changes in 2011

     In developing pay targets for its NEOs, the Compensation Committee, with the assistance of Mercer Consulting, selects a group of U.S.-based, general diversified manufacturing companies, with domestic and international sales and industry participation as the Company (the "Comparator Group"), that it uses as a baseline against which the Company may judge it's compensation programs. In developing the Comparator Group at the beginning of fiscal 2010, the Compensation Committee used four primary criteria: labor market, size, direct competitors, and business complexity.

     Labor market is defined by companies with which the Company competes for executive talent. The Compensation Committee believes that the Company's executive talent market is not limited to the Company's direct competitors.

     Size is defined by the Company's annual revenue. Based on its experience and Mercer's advice, the Compensation Committee believes that there is a general correlation between compensation levels and revenue size in the manufacturing sector, as larger companies tend to manage more capital and have more complex operations, which increases the job scope and responsibility associated with executive positions. The initial revenue screening range of one-half to two times the Company's revenue was expanded for 2010 to encompass an appropriate number of companies for comparison purposes and to include direct competitors in each of the Company's businesses.

     Direct competitors are defined as companies that are direct competitors to one or more of the Company’s businesses, or companies which offer similar products to those sold by the Company.

     Business complexity is defined by number of business units, international footprint and affiliated companies. The Compensation Committee recognizes that the Company has a greater number of business units, international operations and affiliates than other organizations with similar revenues, and the Compensation Committee therefore screened for companies that have two or more business units, international operations and/or affiliate activity to ensure that the Comparator Group has a similar level of diversity and complexity as the Company.

2010 Comparator Group

     Based on these four criteria, in January 2010 the Compensation Committee selected the following group of 11 publicly-held companies as the Comparator Group for purposes of setting fiscal 2010 compensation:

Dresser-Rand Group Inc.	Northwest Pipe Company
Gibraltar Industries, Inc.	Schnitzer Steel Industries, Inc.
Lufkin Industries, Inc.	Texas Industries, Inc.
Martin Marietta Materials, Inc.	Trinity Industries, Inc.
National Oilwell Varco, Inc.	Valmont Industries, Inc.
Vulcan Materials Company

     This Comparator Group includes direct competitors to each of the Company's businesses, as well as companies that would be direct competitors if they operated in the Company's geographic territories, companies that offer products similar to those sold by the Company, and companies that operate in markets generally served by the Company. Going forward, the 2010 Comparator Group will continue to be used in assessing Ameron’s performance. One change that has been made to this group when assessing performance is that Schnitzer Steel Industries Inc., which is no longer a competitor due to the sale of the Company’s TAMCO steel-mill affiliate during 2010, has been replaced with Insituform Technologies, Inc..

     The 2010 Comparator Group focused on the Company's competitors, partly because there were few other U.S. public companies that were of the Company's size and still had the Company's complexity in terms of diversity of structure, technologies, products, markets and geography. As noted above, the Company operates four distinct consolidated business segments and produces water transmission lines, fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized material, and products that are used in infrastructure projects, and it operates businesses in North America, South America, Europe and Asia. The Company also participates in various affiliate companies, directly in Saudi Arabia.

     The Company's target direct compensation (base salary, target annual bonus, target long-term cash incentive award and target long-term equity-based award) for the NEOs is positioned to keep the Company's compensation competitive with that of other participants in the market for executive talent. For fiscal 2010 the Company's competitive positioning strategy relative to the 2010 Comparator Group is described below:

Competitive Positioning Philosophy
Compensation Component	(Relative to Comparator Group)
Base Salary	50th percentile
Target Annual Bonus	50th percentile
Target Direct Compensation
(Base Salary + Target Annual Bonus + Target Long-Term Incentives)	40th percentile

     Consistent with this strategy, for fiscal 2010, aggregate target direct compensation for the NEOs, as a whole, was positioned at the 40th percentile of the 2010 Comparator Group's aggregate target direct compensation. The Compensation Committee chose to position aggregate target direct compensation below the 2010 Comparator Group's median because the Company's annual revenue is lower than the median annual revenue of the 2010 Comparator Group.

2011 Comparator Group

     For the purpose of establishing competitive compensation benchmarks for the year ending November 30, 2011 (“fiscal 2011”), the Compensation Committee, with Mercer Consulting, undertook an intensive review of potential comparator companies, and also reexamined the four criteria that it uses to establish the comparator group. In course of this process, the Committee carefully considered comments that it had received from third parties, including RiskMetrics Group (also known as Institutional Shareholder Services, or ISS). In particular, the Compensation Committee took into account the fact that certain of the companies in its previous comparator groups, although they were competitors of the Company and although the Company compared to them in terms of business complexity, nonetheless had revenues of more than two times the Company’s revenue.

     The Compensation Committee then worked with Mercer Consulting to evaluate companies in the Company’s Global Industry Classification System (GICS®) code that had revenue of between one-half and two times the Company’s revenues, with a view to creating a new comparator group that would have an optimal size of between eight and 12 companies. After initially reviewing the companies that could be included in such a group, the Compensation Committee then carefully screened the list for companies that most directly competed with the Company, and also for companies that compared with the Company in terms of business complexity.

     On this basis, the Compensation Committee has developed a new comparator group to be used beginning in fiscal 2011 for the executive compensation planning process, as follows:

Cascade Corporation	Lufkin Industries, Inc.
Clarcor Inc.	Nordson Corporation
Gibraltar Industries, Inc.	Northwest Pipe Company
Hexcel Corporation	Power-One, Inc.
Insituform Technologies, Inc.	Quanex Building Products Corporation
Kaydon Corporation	RBC Bearings Inc.

     Although each of the companies in the 2011 Comparator Group is based on the GICS® code of the Company, they are not all direct competitors of the Company. However, they all fall within the range of one-half to two times the Company’s revenue, and have some element of business complexity, and the Compensation Committee is satisfied that the 2011 Comparator Group will serve the goal of providing valuable guidance in establishing competitive pay packages in fiscal 2011.

     For fiscal 2011, aggregate target direct compensation for NEOs, as a whole, will be positioned at the 50th percentile of the 2011 Comparator Group’s aggregate target direct compensation. This differs from the aggregate target direct compensation for fiscal 2010 because the Company’s annual revenue is closer to the median revenue of the new 2011 Comparator Group than it was for the 2010 Comparator Group.

Components of Executive Compensation

     Compensation for the NEOs is comprised of the following components:
  base salary;

  annual bonus;

  long-term incentives, including:

    long-term cash incentive awards, and

    long-term equity-based awards;

  retirement benefits; and

  perquisites and other benefits.

Base Salary.

     How base salary is established: Base salary is the fixed portion of the executive compensation package, and is designed to compensate the NEOs for their roles and responsibilities, as well as to provide an indication of career progression. In general, the Compensation Committee's goal is to position base salaries for the NEOs at the 50th percentile of base salaries of executives with similar positions and functional responsibilities within the Comparator Group. Current NEO base salaries, however, reflect adjustments by the Compensation Committee (both up and down) from the 50th percentile as a result of the Compensation Committee's judgment of the individual NEO's expertise, experience and tenure in position, and the Compensation Committee's evaluation of the individual NEO's overall performance. In keeping with the Company’s desire for a performance-oriented pay program, base salaries typically constitute less than half, and in Mr. Marlen’s case one-third, of total direct compensation. The base salaries of the NEOs are reviewed annually by the Compensation Committee, and new salaries are typically effective February 1.

     NEO Base Salaries in 2010: Based on the review of the base salaries of executives with similar positions in the Comparator Group, the Compensation Committee increased the annual base salaries of Messrs. Marlen, McLaughlin and Friedrich for 2010 by 4.1%, 2.8% and 2.8%, respectively, and due to the management restructuring that occurred in fiscal 2009 and in fiscal 2010 Mr. Wagner’s annual base salary was not adjusted for 2010 and Mr. Nowak’s was adjusted downwards by 23.1%. In addition, the adjustment to Mr. Marlen’s base salary was partially to compensate for the termination of a financial planning and tax planning benefit which had previously been made available to him. Following these adjustments, the base salaries of the NEOs, as a group, for fiscal 2010 were positioned at approximately the 40th percentile of the base salaries of the 2010 Comparator Group. The base salaries of Messrs. Marlen, Wagner and McLaughlin individually approximate the 40th percentile of the 2010 Comparator Group. Mr. Friedrich’s base salary exceeds the 40th percentile as a result of his long tenure. Mr. Nowak’s base salary in his prior role as president of an operating group approximated the median base salary for that position in the Comparator Group, but now is lower following his reassignment in fiscal 2010.

     The Compensation Committee concluded that the NEOs current base salary positioning, as a group, below the stated positioning strategy was consistent with the goal of incentivizing performance. This was because the Committee at the same time positioned target annual bonus levels above the stated positioning strategy, with the result that target cash compensation (base salary plus target annual bonuses) for most NEOs was positioned at the market 50th percentile, consistent with the Company’s overall positioning strategy, but with proportionately greater weighting in favor of performance-based bonuses rather than fixed base salary.

Annual Bonus.

     How annual bonuses are established: The Company's annual bonus program is intended to motivate the NEOs to meet the annual performance goals of the Company. Annual bonuses are awarded to NEOs under the Management Incentive Compensation Plan ("MIP") based on the Company's actual financial performance compared to plan targets established by the Board at the beginning of the plan year. For fiscal 2010, the corporate-wide performance measures used as the basis for the MIP for each of the NEOs were earnings per share ("EPS") and return on sales ("ROS"). The Compensation Committee selected EPS and ROS because these financial measures have a strong correlation to stockholder value creation. Although this does not apply to any of the NEOs in this proxy statement, for operating group and division presidents Compensation Committee also uses targets tied to return on net assets employed ("RONAE") and group sales growth because the Compensation Committee believes these factors best reflect business group and division performance. The performance measures are weighted for each NEO based on the extent to which the NEO can influence the particular performance results. The following table sets forth the relative weighting for each NEO:

	Annual Bonus Performance
	Measure Weighting
			Group	Group
NEO	EPS	ROS	RONAE	Sales Growth
James S. Marlen	50%	50%	—	—
Gary Wagner	50%	50%	—	—
James R. McLaughlin	50%	50%	—	—
Ralph S. Friedrich	50%	50%	—	—
Mark J. Nowak	50%	50%	—	—

     For purposes of calculating the MIP awards, EPS is modified from the corresponding amount calculated under generally accepted accounting principles ("GAAP") in that: (1) income taxes are calculated based on plan tax rates; and (2) shares are based on the audited common shares outstanding as of the beginning of the plan year. ROS equals: (i) the Company's net income, plus provision for income taxes, plus income taxes on equity in earnings of affiliates, plus net interest income/expense; divided by (ii) the Company's sales. Group RONAE, which is a measure utilized for operating group and division presidents but not for any of the NEOs, equals the after-tax operating profit of the group, excluding interest and intercompany royalties, divided by certain of such group's operating assets. Non-GAAP after-tax operating profit is modified in that income taxes are based on plan tax rates.

     In January 2010, the Compensation Committee established the following target annual bonuses for fiscal 2010 for each NEO (that is, the annual bonus awards to the NEO if the Company achieved 100% of its target EPS, ROS, and, if applicable, group RONAE and sales growth):

Target Annual Bonus
NEO	(as Percent of Base Salary)
James S. Marlen	100%
Gary Wagner	90%
James R. McLaughlin	80%
Ralph S. Friedrich	50%
Mark J. Nowak	40%

     These target annual bonus levels reflect the Compensation Committee's review of the target annual bonus levels provided to executives in similar positions in the 2010 Comparator Group. The Compensation Committee's goal was to position target annual bonuses for the NEOs at approximately the 50th percentile of target annual bonuses of similar executive positions within the 2010 Comparator Group. As with base salary, however, current target annual bonuses for the NEOs also reflect adjustments by the Compensation Committee (both up and down) from the 50th percentile as a result of its judgment of the individual NEO's expertise, experience and tenure in position, as well as overall performance, but may also be higher or lower than the 50th percentile as a result of job reassignments that did not immediately result in corresponding compensation adjustments. The target annual bonuses of the NEOs, as a group, for fiscal 2010 were positioned above the 50th percentile of the target annual bonuses of the 2010 Comparator Group. As explained above, the Compensation Committee positioned target annual bonus levels above the stated positioning strategy because base salary levels were positioned below the stated strategy, which ultimately positioned target cash compensation (base salary plus target annual bonus) for most NEOs at the market 50th percentile, while weighting target cash compensation more heavily in favor of performance-based bonus rather than fixed base salary. This established a pay mix that weighted annual bonus performance compensation more so than fixed base salary compensation relative to the stated positioning philosophy. The Committee supported this pay mix, as it demonstrated a strong emphasis on performance pay. Accordingly, the target cash compensation levels of Messrs. Marlen, Wagner, McLaughlin, and Friedrich approximate the 50th percentile of the 2010 Comparator Group. Mr. Nowak’s target cash compensation was positioned below the 50th percentile for the comparable position of president of an operating unit, following Mr. Nowak’s reassignment into a position with different responsibilities.

     Calculated payouts of annual MIP bonuses can vary from 0% to 200% of the target annual bonus based on actual performance compared to performance targets, as set forth below. Payouts are interpolated between indicated payout levels.

Actual Performance	Calculated Annual Bonus Payout
(as Percent of Target Performance)	(as Percent of Target Annual Bonus)
below 80%	0%
80%	50%
100%	100%
120%	175%
150%	200%
Above 150%	200%

     For fiscal 2010, target and actual performance levels were as follows:

					Actual
			Excellent		(as Percent
Performance Measure	Threshold	Target	Performance	Actual	of Target)
EPS	$2.40	$3.00	$4.50	$5.73	191%

ROS	5.70%	7.10%	10.70%	15.10%	213%

     MIP annual bonus awards to NEOs are primarily formula driven, but are modified up or down based on the Compensation Committee's judgment as to the overall performance of the Company and the individual NEO during the year. The Compensation Committee believes that one of its responsibilities is to not only evaluate the Company's performance based on the MIP program's selected performance measures but to examine the broader context of performance achievement, including financial performance, operating performance, executive talent management, and performance versus the long-term strategic plan. Evaluating the Company's broader performance context ensures that the consistency of performance was achieved in a manner that positions the Company for long-term success and is in the best interest of the Company's stockholders.

     NEO Annual Bonuses in 2010: MIP annual bonus awards to the NEOs for fiscal 2010, as determined by the Compensation Committee and approved by the Board of Directors, were based on the formulas described above. Since the Company’s performance included a gain from the sale of the Company’s interest in TAMCO, the Compensation Committee determined to grant awards for several of the NEOs that were lower than were determined by the formula, based on the fact that the TAMCO sale, while a considerable achievement on the part of management, was a one-time event and the resulting gain did not reflect ongoing operating performance. Thus, downward adjustments were made of 11.7%, 15.3%, 13.3%, 37.5%, and 37.1% for Messrs. Marlen, Wagner, McLaughlin, Nowak and Friedrich, respectively. The adjustments were less for Messrs. Marlen, Wagner and McLaughlin than for Messrs. Nowak and Friedrich due to the active and direct role the former group of NEOs had played in accomplishing the sale of TAMCO. In addition to considering the impact of the TAMCO transaction, the Compensation Committee's MIP individual adjustments considered the larger context of the Company's performance and specifically, were based on the following factors:
  Financial Performance – the Compensation Committee evaluated a variety of growth, profitability, return and shareholder value measures relative to the 2010 Comparator Group, relative to historical performance, and relative to internal budgets. These additional financial metrics were not used in place of the selected incentive MIP measures, but in addition to and in validation of the MIP's performance measures.

  Operating Performance – the Compensation Committee evaluated the operating performance of the Company's business units and affiliates against internal budget expectations and relative to the external operating environment.

  Executive Talent Management – the Compensation Committee evaluated each executive's performance relative to their core competencies and individual performance expectations to assess their individual performance, career progression, and potential opportunities for development.

  Performance versus Long-term Plan – the Compensation Committee evaluated the Company's annual performance within the context of the Company’s long-term strategic plan, identifying areas in which expectations were exceeded, achieved or fell below stated goals.

Long-Term Incentives.

     How the long-term incentive program works: The Company's long-term incentive program is intended to motivate the NEOs to meet the long-term performance goals of the Company. The Company awards long-term cash compensation under the Key Executive Long-Term Cash Incentive Plan (the "LTIP"), which was most recently approved by the Company's stockholders in 2008, and long-term equity compensation in the form of restricted stock that vests based on time and continued employment. Long-term incentive target values are established approximately half in the form of target LTIP cash and half in the form of restricted stock to provide a balanced emphasis between the two long-term incentive vehicles. The Compensation Committee believes that this approach acknowledges the equal importance of meeting long-term performance goals through the cash LTIP and aligning the NEOs with stockholder value creation through restricted stock, both of which are consistent with stockholders’ interests. In addition, vesting of the awards over a three-year performance cycle recognizes the cyclicality of the Company’s business and motivates executives to manage the business with a view to continuing to deliver value to stockholders over the longer term.
  Long-Term Cash Incentive Award. The purpose of the LTIP is to motivate the NEOs to meet the long-term goals of the Company. The LTIP cash award is based on the achievement of three-year EPS and return on equity ("ROE") targets established by the Board. The Compensation Committee selected EPS to encourage the NEOs to have both a short-term and long-term focus on financial performance. ROE was selected to encourage the NEOs to employ capital effectively in generating profits for the Company. The LTIP cash award is calculated based solely on achievement of the cumulative three-year target EPS, but no award is paid unless the Company also achieves a threshold average ROE equal to 75% of the target average ROE for the three-year performance cycle. Although not relevant for the NEOs, for group or division presidents payouts are also contingent upon achievement of a threshold average RONAE equal to 75% of the target average RONAE for their group for the three-year performance cycle.

  The LTIP EPS, ROE and RONAE targets and the target payouts for NEOs for the 2008-2010 performance cycle were established by the Compensation Committee in January 2008. All actual LTIP cash awards to the NEOs for the fiscal 2008-2010 performance cycle were strictly formula-driven.

  Consistent with previous cycles, for purposes of the LTIP cash awards for the fiscal 2008-2010 performance cycle, EPS and ROE were modified from the corresponding measures calculated using GAAP, in that earnings were calculated based on audited income from consolidated companies after income tax, plus cash received from affiliated unconsolidated companies, minus income tax on cash received from such affiliated unconsolidated companies.

  Beginning with the 2009-2011 performance cycle, LTIP cash awards will be calculated using audited consolidated income without these adjustments (i.e., until TAMCO was sold during 2010, using equity in the Company's 50% owned affiliate’s income, rather than the after-tax cash received from TAMCO). The LTIP uses GAAP measures which reflect actual (rather than plan) income tax rates and actual fully-diluted shares (rather than beginning shares outstanding), since the LTIP measures performance over a three-year cycle, and management should be able to adjust to changing tax rates and shares outstanding over the longer period.

  Long-Term Equity Compensation. The purpose of the restricted stock awards is to focus the NEOs on long-term stockholder value creation and to better align their interests with those of stockholders, as well as to provide a retention vehicle. All equity awards granted to the NEOs other than Mr. Marlen during fiscal 2010 were in the form of restricted stock grants with a three-year vesting schedule. The Compensation Committee selected a three-year vesting schedule to support its goal of management retention and to align with the three-year performance cycle used in the LTIP.
     NEO long-term incentive targets/awards in 2010: The LTIP cash targets for the fiscal 2010-2012 performance cycle and the fiscal 2010 restricted stock awards were determined using the 40th percentile of the 2010 Comparator Group's target total direct compensation as a reference. The Compensation Committee engaged Mercer Consulting to conduct a compensation review of the NEOs in January 2010. Mercer Consulting's compensation review analyzed the market competitiveness of the NEOs compensation against the Comparator Group and provided target total direct compensation 40th percentile levels as part of their competitive review. The difference between the Comparator Group's target total direct compensation 40th percentile and the NEO's target cash compensation (base salary plus target annual bonus) was used as the basis for establishing the LTIP cash target for the fiscal 2010-2012 performance cycle and the fiscal 2010 restricted stock award.

     Individual executives were positioned above or below the 40th percentile based on the Compensation Committee's judgment, which considered factors such as expertise, experience and tenure in position, and the Compensation Committee's evaluation of the individual NEO's overall performance. Mr. Marlen's long-term incentives are governed by the terms of his Employment Agreement. See "Executive Compensation-Employment Agreement with James S. Marlen," below. Mr. Marlen’s long-term incentive level positioned his target direct compensation above the 40th percentile based on the multiple roles (Chairman, President and Chief Executive Officer) that Mr. Marlen holds, his long term track record creating stockholder value at the Company, as well as to acknowledge his depth of his experience and tenure. For the other NEOs, the long-term incentive award was positioned at the target total direct compensation 40th percentile. Approximately half of the value of their target long-term incentives was delivered in the form of LTIP cash targets, and half in the form of a restricted stock grant.

     The following awards were made under the long-term incentive program with respect to fiscal 2010:
  Long-Term Cash Incentive Award. For the fiscal 2010-2012 performance cycle, the Compensation Committee established the following LTIP cash targets (that is, the awards which will be earned if the Company achieves 100% of its target EPS for that cycle and the applicable thresholds are met):
LTIP Cash Targets
NEO	(as Percent of Salary)
James S. Marlen	50%
Gary Wagner	42.4%
James R. McLaughlin	50.3%
Ralph S. Friedrich	20%
Mark J. Nowak	38.5%

Calculated payouts of annual LTIP bonuses can vary from 0% to 200% of the LTIP cash targets based on actual performance compared to performance targets, as set forth below. Payouts are interpolated between indicated payout levels.

Actual Performance	Calculated LTIP Cash Payout
(as Percent of Target Performance)	(as Percent of LTIP Cash Target)
Below 75%	0%
75%	25%
80%	50%
90%	75%
100%	100%
110%	150%
120%	200%
Above 120%	200%

For the fiscal 2010-2012 performance cycle, target cumulative EPS is $11.50, and the threshold average ROE is 5.20%.

For the fiscal 2008-2010 performance cycle, target and actual performance levels were as follows:

					Actual
			Excellent		(as Percent
Performance Measure	Threshold	Target	Performance	Actual	of Target)
EPS	$13.35	$17.80	$21.36	$18.92	106%
3-Year Average ROE	8.6%	N/A	N/A	12.3%	*
3-Year Fiberglass-Composite Pipe Group Average RONAE	24.4%	N/A	N/A	44.0%	*
*Threshold achieved.
  Long-Term Equity Compensation. Equity awards to the Chief Executive Officer are discussed below in "Executive Compensation-Employment Agreement with James S. Marlen." During fiscal 2010, Messrs. Wagner, McLaughlin, Nowak and Friedrich received grants of 3,500, 2,500, 2,000, and 1,000 shares of restricted stock, respectively. Equity awards are generally granted on the first trading day in February of each year.

Retirement Benefits. NEOs participate in the Company's qualified pension plan (the "Pension Plan") to the same extent, and subject to the same terms and conditions, as other salaried employees of the Company. Retirement benefits under the Pension Plan are described in "Executive Compensation-Pension Benefits," below. There are no supplemental executive retirement or pension benefits applicable to any NEO.

Perquisites and Other Benefits. The Company provides perquisites to its NEOs that are appropriate for purposes of attracting and retaining high caliber individuals. The Compensation Committee periodically reviews the Company's perquisite practices and levels against the competitive market and believes the Company's perquisites to be reasonable and aligned with its compensation philosophy. As a result of a review, however, during 2010 the Board of Directors determined to eliminate tax gross-up payments, effective after January 1, 2011, on financial counseling services which are available to NEOs from a third-party consulting firm. The NEOs received the following additional perquisites and other benefits during fiscal 2010:
  Messrs. Marlen, Wagner and McLaughlin participated in the Company's executive medical plan, which is a supplemental health insurance plan that reimburses out-of-pocket costs for deductibles, insurance co-payments and other medical costs which are not covered by the standard medical plan, subject to a reimbursement limitation of $10,000 per year.

  Messrs. Marlen and Wagner participated in the Company's executive life insurance plan, under which the NEO's beneficiary will receive a death benefit equal to three times the NEO's base salary, if death occurs while the NEO remains employed by the Company, or one times the NEO's base salary, if death occurs following retirement.

  Messrs. Marlen, Wagner and Nowak participated in the Company's financial planning and tax services plan referred to above, which provides estate, tax and retirement planning, as well as tax return preparation services, through a third-party provider. The Company provided a tax gross-up covering the cost of these benefits in 2010. As outlined above, the tax gross up will be discontinued in 2011.

  Messrs. Marlen, Wagner, McLaughlin, Nowak and Friedrich were provided with the use of a Company-owned automobile through the Company's automobile program.

  Mr. Marlen was reimbursed for dues and related expenses for the Annandale Country Club, the Los Angeles Country Club and the California Club, all of which are located in Los Angeles County. Mr. Marlen received these perquisites to allow him to represent the Company's business matters in the larger community. Mr. Marlen in prior years had received a reimbursement for dues (and a tax gross-up covering those dues) to the Regency Club in Los Angeles County, but he elected to no longer receive that perquisite in 2010. For part of the year, Mr. Nowak was reimbursed for dues and related expenses for a country club, but this has been discontinued.

  Mr. Wagner’s membership in the Regency Club was discontinued during 2010, but for the period during which he was a member he was reimbursed for dues and the Company provided a tax gross up covering these dues.
Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the Company's federal income tax deduction for compensation paid to the Chief Executive Officer and the three most highly compensated executives, other than the Chief Financial Officer, of publicly-held companies. The limit is $1 million per NEO per year, with certain exceptions. This deductibility cap applies to all compensation other than cash awards under the LTIP, which was most recently approved by the Company's stockholders in 2008 and which qualifies for the performance-based compensation exception.

Stock Ownership Guidelines

     The Company does not presently have a policy or guidelines regarding stock ownership by the NEOs other than the Chief Executive Officer. Pursuant to stock ownership guidelines that were approved by the Company’s Board during 2010, the Chief Executive Officer is required to own and hold a minimum amount of common stock equal in value to a multiple of three times such officer’s base salary. This requirement must be satisfied by June 23, 2015 (or within five years of his or her appointment in the case of a new Chief Executive Officer).

Employment Agreements

     No NEO is party to an employment agreement with the Company other than Mr. Marlen. The Compensation Committee believed that it was appropriate to enter into an employment agreement with Mr. Marlen to ensure the long-term retention of his services, as well as to provide him with appropriate incentives for future performance. The Compensation Committee believes that the benefits provided under the agreement are consistent with the Company's executive compensation philosophy discussed above. The terms of Mr. Marlen's employment agreement are summarized under "Executive Compensation-Employment Agreement with James S. Marlen" and "Executive Compensation-Potential Payments upon Termination or Change of Control," below.

Severance and Other Arrangements

     The Company has entered into change of control severance agreements with Messrs. Wagner and McLaughlin. Mr. Marlen's employment agreement also provides for severance in certain circumstances. The Compensation Committee believes the benefits provided under these arrangements are appropriate to assist the Company in retaining the employment of the executive officers. The terms of these agreements are summarized under "Executive Compensation-Potential Payments upon Termination or Change of Control," below.

     On October 19, 2009, in connection with a management restructuring, Mr. McLaughlin's title was changed from Senior Vice President, Chief Financial Officer, and Treasurer to Senior Vice President, Corporate Development, and Treasurer. In connection with that title change, the Company and Mr. McLaughlin agreed as follows: (1) Mr. McLaughlin's then compensation would not change, solely as a result of that title change, for the balance of fiscal year 2009 or for fiscal years 2010 and 2011, or be determined in a manner different than it was determined for fiscal 2008; and (2) if Mr. McLaughlin were to elect to take early retirement on June 1, 2011, then (i) the Company will pay him a pro rata annual MIP bonus of $180,000 for fiscal 2011, (ii) all then-unvested restricted stock granted to him after January 1, 2010 will vest in full on June 1, 2011, and (iii) in order to benefit from his experience and long history with the Company, the Company will retain him as a full-time consultant from June 2, 2011 to June 1, 2012 at an annual retainer of $180,000.

Analysis of Risk Associated With The Company’s Compensation Plans

     In making decisions regarding compensation program design and pay levels, the Compensation Committee and management consider many factors, including any potential risks to the Company and its stockholders. Although a significant portion of executives’ compensation is performance-based and at-risk, the Compensation Committee believes the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information on the compensation of the Named Executive Officers ("NEOs") during fiscal 2008, 2009 and 2010.

					(f)
					Change in Pension
					Value and
				(e)	Nonqualified
			(d)	Non-Equity	Deferred	(g)
		(c)	Stock	Incentive Plan	Compensation	All Other	(h)
(a)	(b)	Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
James S. Marlen	2010	953,708	483.320	2,332,687	58,778	101,607	3,930,100
Chairman, President and	2009	918,269	2,196,820	2,561,376	97,702	94,865	5,869,032
Chief Executive Officer	2008	883,381	4,171,030	2,370,000	—	110,391	7,534,802

Gary Wagner	2010	472,000	444,544	968,082	145,462	88,092	2,118,180
Senior Vice President,	2009	469,115	522,076	1,019,997	210,110	64,835	2,286,133
Finance and	2008	442,696	570,638	1,015,600	—	67,012	2,095,946
Administration, and
Chief Financial Officer

James R. McLaughlin	2010	304,739	231,454	586,013	129,455	36,689	1,288,350
Senior Vice President,	2009	296,077	138,933	618,600	157,169	22,477	1,233,256
Corporate Development,	2008	280,838	86,336	522,800	23,612	22,782	936,368
and Treasurer(1)

Ralph S. Friedrich	2010	237,250	45,420	212,677	175,420	11,215	681,982
Senior Vice President -	2009	230,654	43,987	215,932	249,613	15,614	755,800
Technology	2008	206,102	27,395	240,000	417	14,920	488,834

Mark J. Nowak	2010	225,771	105,940	205,119	72,451	37,863	647,144
Vice President - Special Projects	2009	255,385	62,684	352,859	98,376	28,872	798,176
	2008	228,615	29,470	491,600	8,806	39,290	797,781

____________________

(1)	The amounts shown in Column (d) reflect the dollar amount recognized by the Company for financial statement reporting purposes with respect to the fiscal year in accordance with accounting rules for (i) restricted stock granted in fiscal 2007-2010, (ii) unrestricted stock granted to Mr. Marlen in fiscals 2008, 2009 and 2010 pursuant to his Amended Employment Agreement and (iii) unrestricted stock granted to Mr. Marlen pursuant to his Performance Stock Unit Agreement. See "Employment Agreement with James S. Marlen," below. Additional information related to the calculation of the compensation cost and the assumptions used is set forth in Note 13, Incentive Stock Compensation Plans, of the Notes to the Consolidated Financial Statements of the Company's Annual Report on Form 10-K for fiscal 2010.

(2)	The amounts shown in Column (e) are comprised of annual Management Incentive Compensation Plan ("MIP") awards and Key Executive Long-Term Cash Incentive Plan ("LTIP") awards earned during the fiscal year, as follows:

Name	Year	MIP Award ($)	LTIP Award ($)	Total ($)
James S. Marlen	2010	1,700,000	632,687	2,332,687
	2009	1,655,000	906,376	2,561,376
	2008	1,480,000	890,000	2,370,000

Gary Wagner	2010	720,000	248,082	968,082
	2009	650,000	369,997	1,019,997
	2008	650,000	365,600	1,015,600

James R. McLaughlin	2010	425,000	161,013	586,013
	2009	385,000	233,600	618,600
	2008	350,000	172,800	522,800

Ralph S. Friedrich	2010	150,000	62,677	212,677
	2009	125,000	90,932	215,932
	2008	150,000	90,000	240,000

Mark J. Nowak	2010	100,000	105,119	205,119
	2009	200,000	152,859	352,859
	2008	350,000	141,600	491,600

(3)	The amounts shown in Column (f) reflect the aggregate annual change in the actuarial present value of each NEO's accumulated benefits under the qualified Pension Plan during fiscal 2010, 2009 and 2008.

(4)	The Company provided the following perquisites and other personal benefits, or property to all NEOs: matching contributions to the 401(k) Savings Plan, dividends on unvested shares of restricted stock, and personal use of Company-owned automobiles. The Company also provided executive medical insurance to Messrs. Marlen, Wagner, and McLaughlin, and during fiscal 2010 provided financial planning assistance with tax reimbursement to Messrs. Marlen, Wagner and Nowak. In addition, the Company provided life insurance benefits under corporate-owned policies to Messrs. Marlen and Wagner, and during fiscal 2010 provided dinner club dues with tax reimbursement, to Mr. Wagner, and provided country club dues and related expenses to Mr. Marlen and Mr. Nowak, and provided airline club dues to Mr. Marlen and Mr. Nowak.

Amounts paid in fiscal 2010, valued on the basis of the aggregate incremental cost to the Company and included in Column (g), include the following for each of the NEOs:

a.	Mr. Marlen: matching 401(k) Savings Plan contributions -- $2,558; dividends on unvested shares of restricted stock -- $24,690; personal use of automobile -- $4,710; executive medical and life insurance -- $20,379; financial planning assistance -- $10,830; country club dues and related expenses -- $28,184; tax reimbursements for financial planning assistance -- $9,481; and airline club dues -- $775.

b.	Mr. Wagner: matching 401(k) Savings Plan contributions -- $2,467; dividends on unvested shares of restricted stock -- $42,173; personal use of automobile -- $11,645; executive medical and life insurance -- $11,308; financial planning assistance -- $9,580; dinner club dues -- $1,350; and tax reimbursements for financial planning assistance and dinner club dues -- $9,569.

c.	Mr. McLaughlin: matching 401(k) Savings Plan contributions -- $2,415; dividends on unvested shares of restricted stock -- $21,549; personal use of automobile -- $3,725; and executive medical insurance -- $9,000.

d.	Mr. Friedrich: matching 401(k) Savings Plan contributions -- $2,373; dividends on unvested shares of restricted stock -- $7,482; and personal use of automobile -- $1,360.

e.	Mr. Nowak: matching 401(k) Savings Plan contributions -- $2,036; dividends on unvested shares of restricted stock -- $15,101; airline club dues -- $325; personal use of automobile -- $2,867; financial planning assistance -- $10,830; country club dues and related expenses -- $2,809; and tax reimbursements for financial planning assistance -- $3,895.

Grants of Plan-Based Awards

			(d)	(e)	(f)	(g)	(h)
			Estimated Future Payouts			All Other Stock	Grant Date Fair
			Under Non-Equity Incentive Plan			Awards: Number	Value of Stock
		(c)	Awards(1)			of Shares of	And Option
(a)	(b)	Approval	Threshold	Target	Maximum	Stocks or Units	Awards
Name	Grant Date	Date	($)	($)	($)	(#)	($)
James S. Marlen	1/27/2010	1/27/2010	120,375	481,500	963,000
		1/27/2011	481,500	963,000	1,926,000

Gary Wagner	1/27/2010	1/27/2010	50,032	200,128	400,256
		1/27/2011	212,400	424,800	849,600
	2/1/2010	1/27/2010				3,500	237,615

James R. McLaughlin	1/27/2010	1/27/2010	38,523	154,091	308,182
		1/27/2011	122,538	245,075	490,150
	2/1/2010	1/27/2010				2,500	169,725

Ralph S. Friedrich	1/27/2010	1/27/2010	11,925	47,700	95,400
		1/27/2011	59,625	119,250	238,500
	2/1/2010	1/27/2010				1,000	67,890

Mark J. Nowak	1/27/2010	1/27/2010	19,250	77,000	154,000
		1/27/2011	40,000	80,000	160,000
	2/1/2010	1/27/2010				2,000	135,780
____________________

(1)	Amounts shown in the top row of Columns (d), (e) and (f) for each NEO reflect threshold, target and maximum cash amounts payable under the LTIP for the fiscal 2010-2012 performance cycle, based on the financial performance of the Company and its business units during this three-fiscal year performance period. These amounts were calculated using annual base salary rates as of November 30, 2010. Actual payouts of these awards, if any, would be based on actual annual base salary rates at November 30, 2012, the end of the performance cycle. Threshold amounts are the minimum amounts payable if the minimum level of performance is achieved. If such minimum level of performance is not achieved, amounts paid would be zero.

Amounts shown in the bottom row of Columns (d), (e) and (f) for each NEO reflect threshold, target and maximum cash amounts payable under the MIP for fiscal year 2011, based on the financial performance of the Company and its business units during the fiscal year. These amounts were calculated using annual base salary rates as of November 30, 2010. Actual payouts of these awards, if any, would be based on actual annual base salary rates at November 30, 2011.

Employment Agreement with James S. Marlen

       The Company entered into an employment agreement with Mr. Marlen, the material terms of which are summarized below. The Company has not entered into an employment agreement with any other NEO. For additional information regarding Mr. Marlen's employment agreement see "Potential Payments upon Termination or Change of Control-Potential Payments to Named Executive Officers – James S. Marlen," below.

       In January 2003, the Company entered into an Amended and Restated Employment Agreement (the "Employment Agreement") with Mr. Marlen. The Company and Mr. Marlen entered into a First Amendment to the Employment Agreement (the "First Amendment") on September 19, 2007 and a Second Amendment to the Employment Agreement (the "Second Amendment" and, collectively with the First Amendment, the ”Amendments”) on March 22, 2010. Pursuant to the First Amendment the term of the Employment Agreement was extended to March 30, 2010, and pursuant to the Second Amendment the term was further extended to March 31, 2012. The Company may, however, appoint a new Chief Executive Officer and President at any time after March 31, 2011, in which event Mr. Marlen will continue to serve as Executive Chairman until the expiration of his employment agreement on March 31, 2012.

       Mr. Marlen's annual base salary rate was set in the Second Amendment at $963,000 per year, and is subject to merit increases based on annual reviews by the Board, with participation in the MIP, the LTIP, and other executive compensation and benefit plans. However, pursuant to the Second Amendment, upon Mr. Marlen’s transition into the role of Executive Chairman his base salary will be automatically reduced to 70% of his last base salary as Chief Executive Officer and President, with a target MIP bonus at 100% of his new base salary. His annual bonus for the fiscal year when this transition occurs shall be pro-rated based on the number of days during the fiscal year in which he serves in each capacity. Upon Mr. Marlen’s transition into the role of Executive Chairman he will not be granted any new long term incentive cash or equity awards, although previously granted awards will continue to vest or be paid, as applicable, in accordance with their then-existing terms. The Second Amendment also granted the Board the discretion to issue Mr. Marlen an annual equity award during the first quarter of 2011, provided that the vesting of such award, if any, would not automatically accelerate upon a change of control of the Company or termination of Mr. Marlen's employment without cause.

       The Employment Agreement, as amended by the First Amendment, provided that Mr. Marlen would be entitled to receive 54,000 fully vested shares of Common Stock, consisting of annual grants of 18,000 shares in February of 2008, 2009 and 2010, so long as both a "Change of Control" of the Company had not occurred and Mr. Marlen continued to be employed by the Company as its Chairman, President or Chief Executive Officer as of the applicable grant dates. All such grants to Mr. Marlen have been completed.

       Pursuant to the First Amendment, on September 19, 2007, the Company and Mr. Marlen entered into a Performance Stock Unit Agreement, under which he received 24,000 performance stock units. Upon vesting, each unit equaled the right to receive one share of Common Stock. The Performance Stock Unit Agreement provided for cliff vesting of the performance stock units at the end of the term of the Employment Agreement (as amended). The Performance Stock Unit Agreement provided for a target vesting of 20,000 performance stock units, but the ultimate number depended on the closing price of the Common Stock on the date of vesting. If the closing price was at or below $75.00 per share, 8,000 units would vest. As the closing price increased, the number of units that vested would increase, up to a maximum of 24,000 if the closing price of the Common Stock on the date of vesting was at or above $119.00 per share. The Employment Agreement, as amended by the Second Amendment (the "Amended Employment Agreement"), provides that Mr. Marlen's Performance Stock Agreement terminated on March 31, 2010, that the performance stock units earned under the Performance Stock Agreement to date vested on March 31, 2010, and any remaining unearned shares would not vest and would be forfeited. Under the Performance Share Agreement, 8,000 performance stock units were earned and vested.

       Under the Amended Employment Agreement, upon a Termination Without Cause within 12 months following a Change of Control, Mr. Marlen will become entitled to a lump-sum cash severance payment equal to 1.5 times the sum of (a) his annual base salary and (b) the greater of 100% of his base salary and his highest Management Incentive Plan bonus in the preceding 5 years to an amount equal to 1.5 times the sum of (x) his then effective base salary and (y) the average bonus he received over the preceding 5 years (provided that if his employment is terminated after he commences serving as Executive Chairman, 70% of his average bonus amount will be used in that calculation), in addition to the non-cash benefits already provided by the Amended Employment Agreement.

       The Second Amendment also revised Mr. Marlen's severance arrangements to reflect the Company's succession planning by providing that, within 30 days of a Termination Without Cause of his employment by the Company (other than in connection with a Change of Control), he will be entitled to receive a lump-sum severance payment equal to his salary and target bonuses from the date of termination through March 31, 2012, in addition to the non-cash benefits already provided by the Amended Employment Agreement. (See "Payments Upon Termination or a Change of Control" for the definitions of "Change of Control" and "Termination Without Cause.") The Second Amendment also eliminated Mr. Marlen's entitlement to a gross-up payment in respect of golden parachute excise taxes under Section 4999 of the Internal Revenue Code (“Code”), as well as Company-paid financial and tax consulting services for the three years following his retirement or his Termination Without Cause, and the tax gross-up feature applicable to future payments to reimburse Mr. Marlen for financial and tax consulting services.

McLaughlin Letter Agreement

       The Company entered into a letter agreement with Mr. McLaughlin in connection with a restructuring of the Company's management in 2009 to eliminate the position of Chief Operating Officer, as described above under "Compensation Discussion and Analysis-Severance and Other Arrangements."

Severance Agreements

       As described above under "Compensation Discussion and Analysis-Severance and Other Arrangements," the Company entered into change of control severance agreements with Mr. Wagner and Mr. McLaughlin. The terms and effects of such agreements are described in detail under "Potential Payments upon Termination or Change of Control."

Outstanding Equity Awards at Fiscal Year-End

       The following table sets forth information on the unvested equity awards held by the NEOs that were outstanding as of November 30, 2010. None of the NEOs holds, or during fiscal 2010 held, any options to purchase Common Stock.

	(b)	(c)
	Stock Awards
	Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
	Number of Unearned Shares,	Market or Payout Value of
	Units or Other Rights That	Unearned Shares, Units or Other
(a)	Have Not Vested(2)	Rights That Have Not Vested(1)(2)
Name	(#)	($)
James S. Marlen	--	--
Gary Wagner	9,834	696,247
James R. McLaughlin	5,166	365,753
Ralph S. Friedrich	1,800	127,440
Mark J. Nowak	3,667	259,624
____________________

(1)	Market or Payout Value in Column (c) is based on the per share closing price of the Common Stock of $70.80 on the New York Stock Exchange on November 30, 2010, the last day of fiscal 2010.

(2)	The amounts in Columns (b) and (c) include shares of restricted stock which were outstanding and unvested on November 30, 2010. The vesting dates for these shares are as follows:

						Total Shares of
						Restricted Stock
Name	2/1/11	2/2/11	2/1/12	2/2/12	2/1/13	Not Vested
James S. Marlen	--	--	--	--	--	--
Gary Wagner	3,501	2,000	1,167	2,000	1,166	9,834
James R. McLaughlin	1,499	1,000	833	1,000	834	5,166
Ralph S. Friedrich	333	400	333	400	334	1,800
Mark J. Nowak	1,001	667	667	666	666	3,667

Option Exercises and Stock Vested

     The following table sets forth information on restricted stock and equity incentive plan awards held by the NEOs that vested during fiscal 2010.

	(b)	(c)
	Stock Awards
	Number of Shares	Value Realized on
(a)	Acquired on Vesting	Vesting(1)
Name	(#)	($)
James S. Marlen(2)	30,966	2,056,802
Gary Wagner(3)	6,401	431,043
James R. McLaughlin(3)	2,007	135,730
Ralph S. Friedrich(3)	740	49,665
Mark J. Nowak(3)	1,000	67,943
____________________

(1)	Value is based on the closing price of the Common Stock on the New York Stock Exchange on the date the shares vested.

(2)
The amount shown for Mr. Marlen in Columns (b) and (c) includes (i) 4,966 shares of restricted stock that vested during fiscal 2010, (ii) 18,000 shares of unrestricted stock that were granted to him in fiscal 2010 pursuant to his Amended Employment Agreement, and (iii) 8,000 shares of unrestricted stock granted to him in fiscal 2010 pursuant to his Performance Stock Unit Agreement. See "Employment Agreement with James S. Marlen," above.

(3)	The amounts shown for Messrs. Wagner, McLaughlin, Nowak and Friedrich in Columns (b) and (c) consist of shares of restricted stock that vested during fiscal 2010.

Pension Benefits

     The following table sets forth the present value of accumulated benefits payable to the NEOs under the qualified Pension Plan as of November 30, 2010.*

			(d)
		(c)	Present Value of	(e)
		Number of Years	Accumulated	Payments During
(a)	(b)	Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
James S. Marlen	Pension Plan	17.50	696,852	-
Gary Wagner	Pension Plan	25.67	834,152	-
James R. McLaughlin	Pension Plan	16.17	666,344	-
Ralph S. Friedrich	Pension Plan	30.00	1,105,480	-
Mark J. Nowak	Pension Plan	12.58	322,687	-
____________________

*
Additional information related to the valuation methods and all material assumptions applied in determining the present value of accumulated benefits is set forth in Note 16, Employee Benefit Plans, to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for fiscal 2010.

     The Ameron Defined Benefit Plan (“Pension Plan”) is a Code-qualified, defined benefit plan which provides a pension benefit to certain non-union hourly and salaried employees of the Company and certain of its subsidiaries based on such individual's final average earnings. An individual's final average earnings equal the highest amount of compensation earned by the individual in any consecutive five-year period over the last ten years. For this purpose, "compensation" includes base monthly salary (exclusive of overtime, severance, bonuses, commissions and deferrals, as applicable). The Code, limits the aggregate amount of compensation per year on which benefits are based, as well as the aggregate amount of the annual pension which may be paid by an employer from a plan that is qualified under the Code for federal income tax purposes. As of November 30, 2010, the maximum compensation which may be considered in determining an individual's final average earnings under the qualified Pension Plan was $245,000.

     The Pension Plan requires five years of employment service before a participant is vested. Once vested, a participant is entitled to a pension benefit at the normal retirement age of 65. Benefits are payable in the form of a straight life annuity, a ten year certain life annuity, a level income method, or one of three joint and survivor life annuity formulas. The monthly pension benefit due to each NEO, assuming the selection of a straight life annuity, equals 1.35% of the monthly final average earnings, plus 0.6% of the monthly final average earnings in excess of covered compensation for Social Security benefits, multiplied by the number of years of credited service, up to a maximum of 30 years. Any other form of payment elected would reduce this amount.

     The Pension Plan permits early retirement at age 55 if the participant has at least ten years of credited service. If early retirement is elected, the pension benefit will be reduced for each month that the early retirement date precedes the normal retirement date by (i) 5/9 of 1 percent for each of the first sixty months and (ii) 5/18 of 1 percent for the next sixty months. As of November 30, 2010, Mr. Marlen was eligible for retirement under the Pension Plan, and Messrs. Wagner, McLaughlin, Nowak and Friedrich were eligible for early retirement.

Potential Payments upon Termination or Change of Control

     Change of Control

     The following table sets forth the compensation payable to the NEOs in connection with a change of control of the Company as of November 30, 2010.

	Change of Control Payments
	(b)	(c)	(d)	(e)	(f)
	LTIP	Restricted Stock		Continued
(a)	Payment(1)	Vesting Acceleration(2)	Cash Severance	Benefits	Total
Name	($)	($)	($)	($)	($)
James S. Marlen(3)	93,624	--	4,092,315	20,379	4,206,318
Gary Wagner(4)	700,448	696,247	3,366,000	33,924	4,796,619
James R. McLaughlin(5)	435,927	365,753	1,347,688	18,000	2,167,368
Ralph S. Friedrich	143,100	127,440	--	--	270,540
Mark J. Nowak	241,000	259,624	--	--	500,624

____________________

(1)
The LTIP provides that upon a Change of Control prior to the end of any three-year performance cycle, each participant shall be entitled to receive a cash award equal to the participant's target award for that performance cycle based on the assumption that the participant's annual base salary rate immediately prior to the Change of Control would remain constant for the remaining period of the performance cycle. The aggregate cash awards paid under the LTIP to any participant in any calendar year cannot exceed $1,000,000.

(2)
The Company's restricted stock agreements provide that upon a Change of Control, all then unvested shares of restricted stock shall vest immediately. The amounts in column (c) represent the market value of accelerated shares of restricted stock based on the $70.80 closing price of the Common Stock on November 30, 2010. The number of unvested shares of restricted Common Stock that would become vested upon termination after a change of control for each officer are listed below:

James S. Marlen	-
Gary Wagner	9,834
James R. McLaughlin	5,166
Ralph S. Friedrich	1,800
Mark J. Nowak	3,667

(3)
Pursuant to the terms of the Amended Employment Agreement, in the event that Mr. Marlen's employment is Terminated Without Cause prior to March 30, 2011, and a Change of Control has occurred within the 12 months preceding such termination, then he will receive a lump-sum cash severance payment equal to 1.5 times the sum of his annual base salary rate in effect as of the date of termination and the average MIP award paid to Mr. Marlen during the five years preceding the termination Mr. Marlen's target MIP award is equal to 100% of his base salary, which is presently $963,000. Mr. Marlen is also entitled to continued health and medical benefits (the "Healthcare Benefits") substantially similar to those in effect as of the date of such termination, with Mr. Marlen remaining obligated to pay contributions towards such coverage at the same level as immediately prior to such termination, until the earlier of (1) the second anniversary of such date of termination, or (2) the date Mr. Marlen became employed by another party. The calculations in the table above reflect payment through the second anniversary of such termination.

(4)
In September 1998, the Company entered into a Change of Control Agreement with Mr. Wagner. The agreement is automatically extended so that it always has a remaining term of two years. Under the terms of the agreement, in the event of a Change of Control resulting in a Termination Without Cause within 12 months following such Change of Control, Mr. Wagner would be entitled to a severance benefit equal to three times the sum of (a) the higher of the annual base salary rate at the time of termination or $200,000, and (b) the average annual bonus under the MIP earned and determined for the two completed fiscal years immediately prior to such termination. He would also be entitled to a pro-rata portion of his target annual bonus under the MIP, or $424,800 (which is not reflected in the above table), and to continued medical, dental, life and disability benefits coverage for three years at the same cost he was paying at the time of termination. Mr. Wagner is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment. Amounts payable to Mr. Wagner in connection with a Change of Control shall be reduced to the extent necessary so that no portion of such payments shall be subject to the "golden parachute" excise tax imposed by Section 4999 of the Code.

(5)
In June 2000, the Company entered into a Change of Control Agreement with Mr. McLaughlin. The agreement is automatically extended so that it always has a remaining term of two years. Under the terms of the agreement, in the event of a Change of Control resulting in a Termination Without Cause within 12 months following such Change of Control, Mr. McLaughlin would be entitled to a severance benefit equal to two times the sum of (a) the higher of the annual base salary rate at the time of termination or $100,000, and (b) the average annual bonus under the MIP earned and determined for the two completed fiscal years immediately prior to such termination. He would also be entitled to a pro-rata portion of his target annual bonus under the MIP, or $245,075, which is not reflected in the above table, and to continued medical, dental, life and disability benefits coverage for two years at the same cost he was paying at the time of termination. Mr. McLaughlin is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him pursuant to his Change of Control Agreement, and the amounts payable to him thereunder shall not be reduced or offset by any payments received by him on account of other employment. Amounts payable to Mr. McLaughlin in connection with a Change of Control shall be reduced to the extent necessary so that no portion of such payments shall be subject to the "golden parachute" excise tax imposed by Section 4999 of the Code.

Definitions. For purposes of the foregoing, the following terms have the following definitions:
  A "Change of Control," for purposes of the LTIP and the Change of Control Agreements with Messrs. McLaughlin and Wagner, means either (a) the dissolution or liquidation of the Company, (b) a reorganization, merger or consolidation of the Company with one or more entities as a result of which the Company is not the surviving entity, (c) approval by the stockholders of the Company of any sale, lease exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (d) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the outstanding voting shares of the continuing or surviving entity immediately after such merger or consolidation, or (e) a change of 25% or more (rounded to the next whole person) in the membership of the Board of Directors of the Company within a 12-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of at least 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the 12-month period.

  A "Change of Control," for purposes of the Amended Employment Agreement and the Company's restricted stock agreements, means one or more of the following: (a) the acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities; (b) a merger or consolidation to which the Company is a party, if (i) the beneficial owners of the Company's securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (ii) the directors of the Company immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction; (c) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination; or (d) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company unless (i) the beneficial owners of the Company's securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Company's assets, and (ii) the directors of the Company immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring the Company's assets upon consummation of the transaction.

  A "Termination Without Cause," for purposes of the Change of Control Agreements with Messrs. McLaughlin and Wagner, shall exist if the employee is terminated by the Company for any reason except: (1) willful breach of duty by the employee in the course of his employment or habitual neglect of his duty or continued incapacity to perform it, as contemplated by Section 2924 of the California Labor Code; (2) willful malfeasance or gross negligence by the employee in the performance of his duties; (3) any act of fraud, insubordination or other conduct by the employee which demonstrates gross unfitness for service; or (4) the employee's conviction (or entry of a plea of guilty, nolo contendere or the equivalent) for any crime involving moral turpitude, dishonesty or breach of trust or any felony which is punishable by imprisonment in the jurisdiction involved. Additionally, it shall be deemed to be a "Termination Without Cause" if the employee terminates employment with the Company because of any of the following: (a) the employee's annual base salary is reduced below a stated amount (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable level of responsibility, title or stature); (b) the employee is removed from or denied participation in incentive plans, benefit plans, or perquisites generally provided by the Company to other executives with a comparable level of responsibility, title or stature; (c) the employee's target incentive opportunity, benefits or perquisites are reduced relative to other executives with comparable responsibility, title or stature; (d) the employee's title, duties or responsibilities with the Company are significantly reduced; or (e) the employee is required to relocate to an area outside the Metropolitan Los Angeles area; provided, however, that the employee must furnish written notice to the Company setting forth the reasons for the employee's intention to terminate employment under this paragraph, and the Company shall have an opportunity to cure the actions or omissions forming the basis for such intended termination, if possible, within 30 days after receipt of such written notice.

  A "Termination Without Cause," for purposes of the Amended Employment Agreement, shall exist if Mr. Marlen’s employment is terminated by the Company for any reason except: (a) willful breach of duty by Mr. Marlen in the course of his employment; (b) habitual neglect of duty or continued incapacity to perform it; or (c) a material breach by Mr. Marlen of his obligations under the Amended Employment Agreement; provided, however, that the Company shall provide Mr. Marlen with not less than 60 days prior written notice describing the behavior or conduct which is alleged by the Company to constitute cause for termination and Mr. Marlen shall be provided with reasonable opportunity to correct such behavior or conduct within that notice period. Additionally, if prior to March 31, 2011 the title of President, Chief Executive Officer or Chairman of the Board, or if after March 31, 2011 the title of Chairman of the Board, is removed from Mr. Marlen without his consent and he terminates his employment within six months of the removal of any such title, such termination shall be deemed to be a "Termination Without Cause" by the Company.

Other Termination

     If Mr. Marlen is terminated under circumstances that qualify as a Termination Without Cause, he would be entitled to the benefits described above, in “Executive Compensation—Employment Agreement with James S. Marlen.” Mr. Marlen is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him in connection with the amounts payable to him pursuant to the Amended Employment Agreement.

     If Mr. Marlen’s employment is terminated due to death or his disability or incapacitation for a consecutive six month period during the term of the Amended Employment Agreement, then all of his then-unvested shares of restricted stock will vest in full, and he would remain eligible for a prorated MIP award for the period prior to his death or disability. Mr. Marlen’s target MIP award is equal to 100% of his base salary, which is presently $963,000.

     Additionally, Messrs. Marlen and Wagner each receive company-paid life insurance with a benefit equal to three times his base salary if he dies while employed by the Company. As of November 30, 2010, for Mr. Marlen that amount was $2,889,000, and for Mr. Wagner, that amount was $1,416,000.

RELATED PERSON POLICY AND TRANSACTIONS

     The Board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes directors, executive officers, 5% or more beneficial owners of our common stock, and each of their immediate family members. Under the written policy, the Nominating and Corporate Governance Committee is responsible for reviewing, approving or ratifying any related person transactions. It will approve a transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Following is a description of matters reviewed by the Nominating and Corporate Governance Committee for the purpose of this 2011 proxy statement.

     The Company owned 50% of TAMCO, an uncontrolled, unconsolidated affiliate, through October 20, 2010. TAMCO leased from the Company land, buildings and improvements used in TAMCO’s steelmaking operations at a monthly rate of $43,000 per month, payable quarterly in arrears. The amount receivable from TAMCO on the lease as of October 20, 2010 was $156,742. The Company leased land from TAMCO used to store product at a monthly rate of $5,770 per month, payable in arrears. TAMCO also provided and charged the Company for certain utilities used in the Company’s production processes. The Company reimbursed TAMCO $480,291 for its share of such costs in the period from December 1, 2009 to October 20, 2010.

     Andrew Marlen, the son of James S. Marlen, was employed by TAMCO from 2007 to 2010 as Vice President of Marketing. TAMCO was an unconsolidated affiliate in which the Company owned a non-controlling 50% interest. The Company sold its interest in TAMCO during the fourth quarter of fiscal 2010. In connection with the sale process, the Company and the other two shareholders of TAMCO each paid retention bonuses to eight senior executives of TAMCO, including Andrew Marlen.  The 50% pro rata portion of the retention bonus paid by the Company to Andrew Marlen was $25,000. Andrew Marlen received no other compensation from the Company during the period in which he was employed by TAMCO.  We understand Andrew Marlen’s 2010 compensation also included (1) salary and benefits of $243,187, (2) a retention bonus of $25,000 paid by the two other shareholders of TAMCO in connection with the sale, and (3) a severance payment of $300,582, that was paid by TAMCO pursuant to his employment agreement in connection with the termination of his employment by TAMCO as a result of the TAMCO sale.  In 2008 and 2009, Andrew Marlen’s total compensation was $182,127 and $281,266, respectively.

     Two other sons of James S. Marlen have been directly employed by the Company or its subsidiaries, and their employment accordingly was previously disclosed to the extent required by SEC rules.  John Marlen was employed by the Company from 1997 to 2008, most recently as Group Safety Manager of the Water Transmission Group.  His employment and salary were previously disclosed in the Company’s proxy statements in fiscal years 2004, 2005 and 2006.  In other fiscal years, his total compensation was below the reporting threshold.  James R. Marlen was hired by the Company in 2009 and is currently employed as a marketing manager in Dallas Texas. In 2010 James R. Marlen’s total compensation was $119,106, comprised of base salary of $110,000 and additional benefits of $9,106. His total compensation was also below the reporting threshold in 2009.

MISCELLANEOUS

Cost of Soliciting Proxies

     As a result of the proxy contest initiated by Barington, the Company will incur substantial additional costs in connection with its solicitation of proxies. The Company has retained Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for a fee of up to $150,000 plus out-of-pocket expenses.  Morrow expects that approximately 40 of its employees will assist in the solicitation. The Company’s expenses related to the solicitation of proxies from stockholders this year will substantially exceed those normally spent for an annual meeting.  Such additional solicitation costs are expected to include the increased fee payable to its proxy solicitor; fees of its outside counsel to advise it in connection with a contested solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to stockholders, including printing costs, mailing costs and reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of its common stock, as described above; and the costs of retaining an independent inspector of election. To date, the Company has incurred approximately $300,000 of costs in connection with the solicitation. The total amount estimated to be spent in connection with the solicitation is $2,000,000. No employees have been specially engaged to solicit proxies; however, it is anticipated that Messrs. Marlen, Wagner and McLaughlin will meet with investors respecting matters to be acted upon at the 2011 Annual Meeting.

Stockholder Proposals

     Proposals of stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 Annual Meeting must be addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary, and must be received there no later than November 2, 2011.

     The Company’s Bylaws provide that for business to be brought before the 2012 Annual Meeting of Stockholders by a stockholder, written notice must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to March 30, 2012, the first anniversary of the 2011 Annual Meeting of Stockholders. Thus, written notice must be received no later than January 30, 2012, and no earlier than December 1, 2011. However, in the event the date of the 2012 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, written notice must be received not less than 60 days nor more than 120 days prior to the actual date of the 2012 Annual Meeting of Stockholders, or within 10 days following first public disclosure of the date of the 2012 Annual Meeting of Stockholders by the Company. The information which must be included in the notice is specified in the applicable Bylaw, which can be found on the Company’s website located at www.ameron.com by following the links to "Shareholders" and "Corporate Governance," and is available upon written request as set forth above under "The Board and Its Committees-Additional Information."

Householding of Proxy Materials

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests should be addressed to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101, Attention: Secretary, or by calling 626-683-4000. Upon a written or oral request to receive a separate copy of this proxy statement by a stockholder currently subject to householding, the Company will undertake to promptly furnish such separate copy to the requesting stockholder.

OTHER MATTERS

     So far as the Company’s management knows, there are no matters to come before the meeting other than those set forth in this proxy statement. If any further business is presented to the Annual Meeting, the persons named in the proxies will act accordingly to their best judgment on behalf of the stockholders they represent.

By Order of the Board of Directors

Leonard J. McGill
Secretary

March 1, 2011
Pasadena, California

Information Regarding Participants

     The following table sets forth information regarding purchases and sales of the Company’s securities by participants in the Company’s solicitation of proxies with respect to the Annual Meeting (“Participants”) during the past two years. Except as set forth below or as otherwise disclosed in this proxy statement, no part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If such funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below. The business address of each Participant is Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101.

		Number of
		Ameron Common
		Shares Acquired
Name	Transaction Date	(or Disposed of)	Notes
James S. Marlen	02/02/2009	18000	(1)
		(8235)	(2)
	02/09/2009	(2272)	(2)
	10/08/2009	(13256)	(3)
	10/09/2009	(3967)	(3)
	02/01/2010	18000	(1)
		(6603)	(2)
		(11397)	(4)
	02/09/2010	(2319)	(2)
		(2647)	(4)
	04/01/2010	8,000	(5)
		(3735)	(6)
		(4265)	(4)
	02/01/2011	10000	(1)
John E. Peppercorn	03/26/2009	2000	(1)
	04/01/2010	1800	(1)
	04/07/2010	3000	(7)
James R McLaughlin	02/02/2009	3000	(1)
		(239)	(2)
	02/09/2009	(122)	(2)
	02/01/2010	2500	(1)
		(612)	(2)
	02/09/2010	(125)	(2)
	04/19/2010	(2254)	(8)
	02/01/2011	3000	(1)
		(245)	(2)
		(306)	(2)
	02/02/2011	(367)	(2)
J. Michael Hagan	03/26/2009	2000	(1)
	04/01/2009	(2504)	(8)
	04/03/2009	(2501)	(8)
	04/06/2009	(2321)	(8)
	04/08/2009	(2172)	(8)
	04/01/2009	1800	(1)
William D. Horsfall	03/26/2009	2000	(1)
	04/01/2010	1800	(1)
Barry Lawson Williams	04/01/2010	1800	(1)
David Davenport	03/26/2009	2000	(1)
	07/13/2009	(300)	(9)
	07/28/2009	(50)	(10)
	08/11/2009	(600)	(11)
	10/06/2009	(200)	(12)
	04/01/2010	1800	(1)
	07/02/2010	750	(7)
	07/15/2010	(750)	(12)
Gary Wagner	02/02/2009	6000	(1)
		(835)	(2)
	02/09/2009	(740)	(2)
	10/16/2009	(18360)	(13)
	02/01/2010	3500	(1)
		(1590)	(2)
	02/09/2010	(759)	(2)
	02/01/2011	5000	(1)
Terry L Haines	03/26/2009	2000	(1)
	04/01/2010	1800	(1)

____________________

(1)	Grant or award of Common Stock.

(2)	Shares surrendered to satisfy the tax withholding obligation of the Company with respect to the vesting of restricted shares.

(3)	Open market or private sale of Common Stock.

(4)	Gift of Common Stock to Marlen Family Trust, over which Mr. Marlen has indirect ownership.

(5)	Performance Stock Units, which vested on April 1, 2010, and represented the right to receive one share of Common Stock for each Unit.

(6)	Shares surrendered to satisfy tax withholding obligations of the Company with respect to the vesting of Performance Stock Units.

(7)	Exercise of Non-Employee Stock Option.

(8)	Open market or private sale of Common Stock.

(9)	Gift of 100 shares to Common Stock to Sports Challenge International and 200 shares of Common Stock to Kairos Church Planting.

(10)	Gift of Common Stock to Worldwide Fistula Fund.

(11)	Gift of Common Stock to Davenport Family Trust, over which Mr. Davenport has indirect ownership.

(12)	Sale of Common Stock by Davenport Family Trust, over which Mr. Davenport has indirect ownership.

(13)	Gift of Common Stock to Wagner Family Trust, over which Mr. Wagner has indirect ownership.

Except as described or otherwise disclosed in this Proxy Statement:
  no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Ameron, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

  no Participant or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any securities of Ameron or any of its subsidiaries;

  there have been no transactions or series of similar transactions since November 30, 2009 or any currently proposed transaction or series of similar transactions (i) to which Ameron or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000 and (iii) in which (A) any Participant or any of such persons’ associates, (B) any security holder known to Ameron to own of record or beneficially more than 5% of Ameron voting securities, or (C) any member of the immediate family of any person specified in (A) or (B) had or will have a direct or indirect material interest; and

  no Participant or any of their associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with Ameron or its affiliates or (ii) any future transactions to which Ameron or any of its affiliates will or may be a party.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	AMER01	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

AMERON INTERNATIONAL CORPORATION

Vote on Directors

The Board of Directors recommends a vote FOR all nominees

1.	ELECTION OF DIRECTORS
Nominees:

	01)	James S. Marlen
	02)	David Davenport
(The proxies will allocate votes to each nominee in their discretion.)

For All	With- hold All	For All Except	To withhold authority to vote for any individual nominee(s), mark " For All Except " and write the number(s) of the nominee(s) for whom you are withholding authority on the line below.

☐	☐	☐

Vote on Proposals

The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers LLP, as independent registered public accountants		☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain

3.	Non-binding resolution to approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 proxy statement.		☐	☐	☐

The Board of Directors recommends a vote for 1 YEAR:		1	2	3
		Year	Years	Years	Abstain
4.	Non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation.	☐	☐	☐	☐

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or Guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING
OF
AMERON INTERNATIONAL CORPORATION

Wednesday, March 30, 2011
The Pasadena Hilton Hotel
10:00 a.m.
The California Ballroom
168 South Los Robles Avenue
Pasadena, CA 91101

Your vote is very important to us. Please detach the proxy card below, and sign, date and mail it using the enclosed reply envelope, at your earliest convenience, even if you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available online at http://www.ezodproxy.com/ameron/2011.

AMER02

G O L D P R O X Y
Ameron International Corporation
245 South Los Robles Avenue, Pasadena, California 91101

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James S. Marlen, Leonard J. McGill and Gary Wagner, and each of them with full power of substitution in each, as proxies to vote all the shares of Ameron International Corporation ("Ameron") Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held March 30, 2011, and at any adjournments thereof, upon the matters stated on the reverse side, as specified, and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the matter directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the election of Director nominees James S. Marlen and David Davenport and FOR Proposals 2 and 3, and FOR the choice of 1 Year in Proposal 4. Votes for director nominees will be allocated in the discretion of the proxies. If you withhold your vote from only one nominee, all your votes will be allocated to the other nominee.
THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED WITH RESPECT TO MATTERS COVERED BY THIS PROXY AND THE VOTING OF THE SHARES OF COMMON STOCK AT THE ANNUAL MEETING.

(Continued, and to be dated and signed, on the other side)

SEE REVERSE SIDE

▲TO VOTE BY MAIL, PLEASE DETACH HERE▲

ANNUAL MEETING OF AMERON INTERNATIONAL CORPORATION

Wednesday, March 30, 2011, 10:00 a.m.
The Pasadena Hilton Hotel The
California Ballroom 168 South Los
Robles Avenue Pasadena, CA 91101

Your vote is very important to us. Please detach the proxy card above, and sign, date and mail it using the enclosed reply envelope, at your earliest convenience, even if you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice & Proxy Statement are available at www.ezodproxy.com/ameron/2011